UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Celsion Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CELSION CORPORATION

997 LENOX DRIVE, SUITE 100

LAWRENCEVILLE, NJ 08648

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FRIDAY, JULY 19, 2013

To Our Stockholders:

Notice is hereby given that the annual meeting (the "Annual Meeting") of the stockholders of Celsion Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Friday, July 19, 2013 at the Harvard Club of New York, 35 West 44th Street, New York, NY 10036, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1)	To elect two Class III Directors, each to serve until the Annual Meeting of Stockholders in 2016 and until their successor is duly elected and qualified;

2)	To approve, by a non-binding advisory vote, the 2013 executive compensation for the Company’s executive officers;

3)	To approve, by a non-binding advisory vote, the frequency by which future advisory votes on executive compensation will occur;

4)	To ratify the selection of Stegman & Company as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

5)

To grant discretionary authority to the Board of Directors to amend the Certificate of Incorporation of the Company, as amended, to effect, at any time on or prior to the date of the 2014 Annual Meeting of Stockholders, a reverse stock split at an exchange ratio within the specified range and to set the number of authorized shares effective immediately after the reverse stock split at 75 million shares;

6)	To consider and act upon any other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

The close of business on May 24, 2013 has been fixed as the record date for the determination of stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting.  Only stockholders of record at the close of business on May 24, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend in person, please complete, sign, date and return the enclosed Proxy Card as promptly as possible in the envelope provided for that purpose. Returning your Proxy Card will ensure your representation and help to ensure the presence of a quorum at the Annual Meeting. Your proxy is revocable, as set forth in the accompanying Proxy Statement. Therefore, you may attend the Annual Meeting and vote your shares in person even if you send in your Proxy Card.

By Order of the Board of Directors

/s/Jeffrey W. Church
Jeffrey W. Church Corporate Secretary

June 7, 2013

Lawrenceville, NJ

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE COMPANY, ON BEHALF OF THE BOARD OF DIRECTORS, FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT JUNE 7, 2013. YOU CAN VOTE YOUR SHARES USING ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	ATTEND THE COMPANY’S 2013 ANNUAL MEETING OF STOCKHOLDERS AND VOTE IN PERSON

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 19, 2013. THE PROXY STATEMENT AND OUR 2012 ANNUAL REPORT TO SECURITY HOLDERS ON SECURITIES AND EXCHANGE COMMISSION FORM 10-K AND FORM 10-K/A ARE AVAILABLE AT WWW.PROXYVOTE.COM.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED PRE-ADDRESSED AND POSTAGE-PAID ENVELOPE OR SUBMIT YOUR VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT.

CELSION CORPORATION

PROXY

STATEMENT

TABLE OF CONTENTS

Page
Information Concerning Solicitation and Voting	1
Information About the Annual Meeting	1
Date, Time and Place of the Annual Meeting	1
Who May Attend the Annual Meeting	1
Who May Vote	1
How to Vote	1
Voting by Proxy	2
Quorum Requirement	2
Vote Requirements	3
Other Matters	3
Information about the Proxy Statement and the Solicitation of Proxies	3
Annual Report	4
House holding of Annual Meeting Materials	4
Beneficial Ownership of Common Stock	5
Section 16(a) Beneficial Ownership Reporting Compliance	7
Code of Ethics	7
Proposal No. 1: Election of Directors	8
General	8
Directors, Executive Officers and Corporate Governance	9
Legal Proceedings	11
Board Leadership Structure and Role in Risk Oversight	11
Committees of the Board of Directors	11
Meetings of the Board and Its Committees	13
Director Nominations	13
Stockholder Communications	15
Board Attendance	16
Director Compensation	16
2012 Director Compensation Table	16
Compensation Committee Interlocks and Insider Participation	17
Stock Ownership and Retention Guidelines for Non-Employee and Executive Directors	17
Report of the Audit Committee	18
Executive Compensation	19
Compensation Discussion and Analysis	19
Compensation Committee Report on Executive Compensation	25
2012 Executive Summary Compensation Table	26
Narrative Disclosure to Summary Compensation Table	27
Additional Compensation Disclosure Narrative	29
Grants of Plan-Based Awards	30
2012 Outstanding Equity Awards at Fiscal Year-End Table	31
Option Exercises and Stock Vested	31
Potential Payments Upon Termination or Change in Control	32
Proposal No. 2: Advisory Vote to Approve Executive Compensation	33
Proposal No. 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	34
Proposal No. 4: Ratification of Selection of Independent Registered Public Accounting Firm	35
Proposal No. 5: Grant of Discretionary Authority to the Board of Directors to Amend the Certificate of Incorporation of the Company, As Amended, to Effect, At Any Time On or Prior To The Date of the 2014 Annual Meeting of Stockholders, a Reverse Stock Split at an Exchange Ratio Within Specified Range and to Set the Number of Authorized Shares Effective Immediately After the Reverse Stock Split at 75,000,000 Shares	37
Stockholder Nominations and Proposals for the 2014 Annual Meeting of Stockholders	44

i

CELSION CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Celsion Corporation, a Delaware corporation (sometimes referred to in this Proxy Statement as the "Company", "Celsion", "we" or "us"), for exercise in voting at the Company’s 2013 Annual Meeting of Stockholders to be held on Friday, July 19, 2013 (the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are first sending this Proxy Statement, accompanying Proxy Card, Notice of Annual Meeting of Stockholders and Annual Report on Securities and Exchange Commission ("SEC") Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012 (collectively our "2012 Annual Report on Form 10-K and Form 10-K/A") to our stockholders on or about June 7, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Friday, July 19, 2013. The Proxy Statement and our 2012 Annual Report on Form 10-K and Form 10-K/A are available at www.proxyvote.com or you may request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

We are an oncology drug development company focused on the development of treatments for those suffering with difficult to treat forms of cancer. We are working to develop and commercialize more efficient, effective, targeted chemotherapeutic oncology drugs based on our proprietary heat-activated liposomal technology.

Our principal executive offices are located at 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648, and our telephone number is (609) 896-9100.

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

Our 2013 Annual Meeting will be held at 10:00 a.m., local time, on Friday, July 19, 2013 at the Harvard Club of New York, 35 West 44th Street, New York, NY 10036.

Who May Attend the Annual Meeting

Only stockholders who own our common stock, par value $0.01 per share (our "Common Stock"), as of the close of business on May 24, 2013, the record date for the Annual Meeting (the "Record Date"), will be entitled to attend the Annual Meeting. In the discretion of management, we may permit certain other individuals to attend the Annual Meeting, including members of the media and our employees.

Who May Vote

Each share of our Common Stock outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to the stockholders at the Annual Meeting. Only stockholders who own Common Stock as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.  As of the Record Date, there were 52,689,920 shares of our Common Stock issued and outstanding.

How to Vote

If you were a holder of our Common Stock as of the Record Date, you are entitled to vote at the Annual Meeting, and we encourage you to attend and vote in person.  HOWEVER, WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS REQUESTS THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN ORDER TO ENSURE THE PRESENCE OF A QUORUM.

A pre-addressed and postage-paid return envelope is enclosed for your convenience. Alternatively, you may cast your vote via the internet at www.proxyvote.com or by phone by calling the number printed on the accompanying voting document.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a proxy and bring it to the Annual Meeting in order to vote.

Voting by Proxy

If you vote by proxy, the individuals named on the proxy, or their substitutes, will vote your shares in the manner you indicate.

If a beneficial owner who holds shares in street name does not provide specific voting instructions to their brokerage firm, bank, broker dealer or other nominee, under the rules of certain securities exchanges, including NASDAQ Marketplace Rules, the brokerage firm, bank, broker dealer or other nominee holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters but cannot vote on non-routine matters, the latter of which results in “broker non-votes.” Proposal No. 4 and Proposal No. 5 involve matters we believe to be routine. Accordingly, no broker non-votes are expected to exist in connection with those Proposals. Broker non-votes are expected in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Thus, if you date, sign, and return the proxy card without indicating your instructions, your shares will be voted as follows:

●

Proposal No. 1. “FOR” (if authority to do so is not withheld) the election of the two Class III nominees for director, each to serve until the Company’s Annual Meeting of Stockholders in 2016 and his successor is duly elected and qualified;

●	Proposal No. 2. “FOR”, by a non-binding advisory vote, the proposal regarding the 2013 executive compensation for the Company’s executive officers;

●	Proposal No. 3. “FOR”, by a non-binding advisory vote, the proposal regarding the frequency by which future advisory votes on executive compensation will occur;

●	Proposal No. 4. “FOR” the ratification of the appointment of Stegman & Company as our independent registered public accounting firm for the year ending December 31, 2013;

●

Proposal No. 5. “FOR” for the grant of discretionary authority to the Board of Directors to amend the Certificate of Incorporation of the Company, as amended, to effect, at any time on or prior to the date of the 2014 Annual Meeting of Stockholders, a reverse stock split at an exchange ratio within the specified range and to set the number of authorized shares effective immediately after the reverse stock split at 75 million shares; and

●

Other Business. In the discretion of your proxy holder (one of the individuals named on your proxy card), on any other matter properly presented at the Annual Meeting or any adjournment or postponement thereof.

You may revoke or change your proxy at any time before it is exercised by delivering to us a signed proxy with a date later than your previously delivered proxy, by voting in person at the Annual Meeting, or by sending a written revocation of your proxy addressed to our Corporate Secretary at our principal executive office. Your latest dated proxy card is the one that will be counted.

Quorum Requirement

A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of holders of our Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A "broker non-vote" occurs when a broker, bank or other holder of record holding shares for a beneficial owner properly executes and returns a proxy without voting on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Vote Requirements

Proposal No. 1. The election of the Class III Directors at the Annual Meeting will be by a plurality of the votes cast. This means that the two director nominees receiving the greatest number of votes cast, in person or by proxy, by the holders of our Common Stock in the election of the Class III Directors, will be elected. Stockholders may not cumulate their votes in electing directors. Stockholders entitled to vote at the Annual Meeting may either vote "FOR" the nominees for election as a director or may "WITHHOLD" authority for the nominees. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below in Proposal No. 1. If a stockholder withholds authority to vote with respect to the nominees for director, the shares held by that stockholder will be counted for purposes of establishing a quorum, but will have no effect on the election of the nominees. Broker non-votes will have no effect on the election of the nominee;

Proposal No. 2. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal No. 2 to approve, by a non-binding advisory vote, the 2013 executive compensation for the Company's executive officers.   The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the 2013 executive compensation for the Company's executive officers.  Abstentions will have the same effect as a vote against Proposal No. 2, but broker non-votes will have no effect on Proposal No. 2;

Proposal No. 3. Stockholders may vote for "EVERY YEAR," "EVERY TWO YEARS," "EVERY THREE YEARS" or "ABSTAIN" on Proposal No. 3 to approve, by a non-binding advisory vote, the frequency by which future advisory votes on executive compensation will occur. The time period that receives the greatest number of votes cast by the holders of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be considered the recommendation of stockholders on this proposal. Abstentions and broker non-votes will have no effect on Proposal No. 3;

Proposal No. 4. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal No. 4 regarding the ratification of the selection of Stegman & Company as the Company's independent registered public accounting firm for the year ending December 31, 2013. The affirmative vote of the holders of a majority of the shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Stegman & Company.  Abstentions will have the same effect as a vote against Proposal No. 4; and

Proposal No. 5. Stockholders may vote "FOR" or "AGAINST" or may "ABSTAIN" on Proposal No. 5 regarding the grant of discretionary authority to the Board of Directors to amend the Certificate of Incorporation of the Company, as amended, to effect, at any time on or prior to the date of the 2014 Annual Meeting of Stockholders, a reverse stock split at an exchange ratio within the specified range and to set the number of authorized shares of our Common Stock effective immediately after the reverse stock split at 75 million shares. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock on the record date entitled to vote on the proposal will be required to grant such discretionary authority to the Board of Directors. Abstentions will have the same effect as a vote against Proposal No. 5.

Other Matters

Our Board of Directors knows of no other matters that may be presented for stockholder action at the Annual Meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If other matters do properly come before the Annual Meeting, or any adjournments or postponements thereof, however, persons named as proxies will vote upon them in their discretion.

Information about the Proxy Statement and the Solicitation of Proxies

The enclosed proxy is solicited by our Board of Directors and we will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, accompanying Proxy Card, Notice of Annual Meeting of Stockholders and the Company's 2012 Annual Report on Form 10-K and Form 10-K/A, as well as any additional materials that we may furnish to stockholders in connection with the Annual Meeting. Copies of our solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. We will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to their beneficial owners.

The solicitation of proxies will be by mail and direct communication with certain stockholders or their representatives by our officers, directors and employees, who will receive no additional compensation therefore.

We have also engaged Morrow & Co., LLC, 470 West Ave. Stamford Connecticut 06902, to assist with the solicitation of proxies for a fee of $7,500 plus reasonable out of pocket expenses.

Annual Report

Our 2012 Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A are being mailed to stockholders together with this Proxy Statement and contains financial and other information about Celsion, including audited financial statements for our fiscal year ended December 31, 2012. A copy of our 2012 Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A, as filed with the SEC, but excluding exhibits, is available on our website and additional copies may be obtained without charge, upon written request directed to the Corporate Secretary, Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our Proxy Statement or 2012 Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K/A may have been sent to multiple stockholders in your household.  The Company will promptly deliver a separate copy of either document to you if you write or call the Company at the following address or telephone number:

Celsion Corporation

997 Lenox Drive, Suite 100

Lawrenceville, New Jersey 08648

Attention: Corporate Secretary

(609) 896-9100

If you would like to receive separate copies of the Company's 2012 Annual Report on Form 10K, Amendment No. 1 to the Annual Report on Form 10-K/A and the Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the address and telephone number set forth above.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED PRE-ADDRESSED AND POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE OR SUBMIT YOUR VOTE VIA THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING THE NUMBER PRINTED ON THE ACCOMPANYING VOTING DOCUMENT.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of June 3, 2013 by:

■	each person or group known by us to own beneficially more than 5% of the outstanding Common Stock;

■	each of our directors and the director nominees, as well as each executive officer named in the Summary Compensation Table appearing under the heading "Executive Compensation"; and

■	our directors and executive officers as a group.

We determine beneficial ownership in accordance with the rules of the SEC. Under SEC rules, beneficial ownership for purposes of this table takes into account shares as to which the individual has voting or investment power as well as shares that may be acquired within 60 days.  Shares of Common Stock subject to options that are currently exercisable or that become exercisable within 60 days of June 3, 2013 are treated as outstanding and beneficially owned by the holder of such options. However, these shares are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated or as to the interests of spouses, the persons included in the table have sole voting and investment power with respect to all shares beneficially owned thereby.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED

NAME OF BENEFICIAL OWNER*	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)	PERCENT OF SHARES OF COMMON STOCK OUTSTANDING (2)
Sabby Healthcare Volatility Master Fund, Ltd. (3)	22,206,204	9.9%
Max E. Link (4)	558,631	** %
Augustine Chow (5)	220,751	**
Robert W. Hooper (6)	187,502	**
Alberto Martinez (7)	225,376	**
Frederick J. Fritz (8)	73,501	**
Michael H. Tardugno (9)	1,122,037	2.04%
Gregory Weaver (10)	157,710	**
Nicholas Borys (11)	313,188	**
Jeffrey Church (12)	171,788	**
Directors and Executive Officers as a group (9persons)(13)	3,074,371	5.60%

*	The address of each of the individuals named is c/o Celsion Corporation, 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648.

**	Less than 1%.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Based on 61,154,295 shares of Common Stock outstanding as of June 3, 2013.

(3)

Includes (i) 2,115,658 shares of our common stock over which Sabby Healthcare Volatility Master Fund, Ltd., Sabby Management, LLC and Hal Mintz share voting and dispositive power, based on the information provided in the Schedule 13G filed with the SEC on February 20, 2013 by Sabby Healthcare Volatility Master Fund, Ltd., Sabby Management, LLC and Hal Mintz, (ii) (A) 10,060,364 shares of our common stock that have been issued as of May 29, 2013 to Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. upon conversion of 12,500 shares of Series A 0% Convertible Preferred Stock and (B) warrants to purchase 5,030,182 shares of common stock purchased by Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. in the registered direct offering of our common stock that closed on February 26, 2013 (the "Warrants"), and (iii) 5,000,000 shares of our common stock issued to Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. in a registered direct offering of our common stock that closed on June 3, 2013 . Based on the Schedule 13G, Sabby Management, LLC and Hal Mintz do not directly own any shares of our common stock, but each indirectly owns 2,115,658 shares of our common stock; Sabby Management, LLC indirectly owns 2,115,658 shares of common stock as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd.; Mr. Mintz indirectly owns 2,115,658 shares of our common stock in his capacity as manager of Sabby Management, LLC; and each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over shares of our common stock except to the extent of its pecuniary interest therein. Pursuant to certain blocker provisions set forth in the Warrants and in our Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock, Sabby Healthcare Volatility Master Fund, Ltd., Sabby Volatility Warrant Master Fund, Ltd. and their affiliates (collectively “Sabby”) may not exercise the Warrants or convert shares of our Series A 0% Convertible Preferred Stock to the extent such conversion or exercise would result in the maximum beneficial ownership held by Sabby in the Company exceeding 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise (the “Beneficial Ownership Limitation”). As of May 29, 2013, all of the shares of the Series A 0% Convertible Preferred Stock were converted into 10,060,364 shares of our common stock and no Warrants have been exercised. In connection to each conversion, Sabby has represented to the Company that it would not own in excess of the Beneficial Ownership Limitation after given effect to such conversion. In connection with the registered direct offering of our common stock that closed on June 3, 2013, Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. have agreed to waive their rights to purchase an aggregate of 5,000,000 shares of our common stock that would otherwise be purchasable upon the exercise of the Warrants until we have obtained our stockholders' approval of an increase in the number of authorized shares of our common stock to 75,000,000 in connection with a reverse stock split of the outstanding shares of common stock.

(4)	Includes 178,246 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of June 3, 2013.

(5)	Includes 186,209 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(6)	Includes 97,575 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(7)	Includes 50,001 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of June 3, 2013.

(8)	Includes 32,501 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(9)	Includes 908,752 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(10)	Includes 157,710 shares of Common Stock underlying options currently exercisable or exercisable within 60 days of June 3, 2013.

(11)	Includes 277,501 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(12)	Includes 171,788 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

(13)	Includes 2,060,283 shares of Common Stock underlying options and warrants currently exercisable or exercisable within 60 days of June 3, 2013.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports with the SEC regarding ownership and changes in ownership of such equity securities.  Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish to us copies of all reports that they file pursuant to Section 16(a). Subject to the following sentence, based solely on our review of the copies of such forms furnished between January 1, 2012 and December 31, 2012, or with respect to our fiscal year ended December 31, 2012, and on our discussions with directors and executive officers, we believe that, during the fiscal year ended December 31, 2012, all applicable Section 16(a) filing requirements were timely met.

CODE OF ETHICS

The Company has adopted a Code of Ethics and Business Conduct applicable to its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other officers performing similar functions) and employees. This Code of Ethics constitutes a code of ethics applicable to senior financial officers within the meaning of the Sarbanes-Oxley Act of 2002 and SEC rules. A copy of the Code of Ethics and Business Conduct is available on the Company's website at http://www.celsion.com and any stockholder may obtain a copy by making a written request to the Company's Corporate Secretary, 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648.  In the event of any amendments to or waivers of the terms of the Code of Ethics, such matters will be posted promptly to the Company's website in lieu of disclosure on Form 8-K in accordance with Item 5.05(c) of Form 8-K.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

GENERAL

The Company's Certificate of Incorporation provides that the number of directors that constitutes the Board of Directors is to be fixed by, or in the manner provided in, our Bylaws, as amended (the "Bylaws"). The Certificate of Incorporation also provides that the Board of Directors is to be divided into three classes, designated as Class I, Class II and Class III, and it is the Company's practice to have such classes as even in size as possible. The Company's Bylaws provide that the Board of Directors is to consist of between three and nine directors, with the exact number to be fixed by action of the Board of Directors. The current number of directors has been fixed by the Board of Directors at seven.

The Board of Directors have nominated Dr. Max E. Link and Mr. Michael H. Tardugno to stand for re-election to the Board of Directors as Class III Directors, with terms expiring at the 2016 Annual Meeting of Stockholders and with the election and qualification of their successors. The proxies named in the Proxy Card provided with this Proxy Statement intend to vote "FOR" the election of Dr. Max E. Link and Mr. Michael H. Tardugno unless otherwise instructed. If you do not wish your shares to be voted for Dr. Max E. Link and Mr. Michael H. Tardugno, you must so indicate by marking the "WITHHOLD" authority box on the Proxy Card next to Dr. Max E. Link and Mr. Michael H. Tardugno in which event your shares will not be voted for Dr. Max E. Link and Mr. Michael H. Tardugno.  In the event that Dr. Max E. Link and Mr. Michael H. Tardugno become unavailable, which is not expected, the designated proxies will vote in their discretion for a substitute nominee, or the Board may reduce the number of directors serving on the Board.

Class III Director Nominees (If elected, term would expire in 2016)

Dr. Max E. Link.     Dr. Link has served as a director of the Company since 1997 and has been the Chairman of the Board of Directors since October 2001. Dr. Link currently serves on the board of directors of a number of pharmaceutical and biotechnology companies. From 1993 to 1994, Dr. Link served as Chief Executive Officer of Corange, Ltd., a life science company that was subsequently acquired by Hoffmann-La Roche. From 1971 to 1993, Dr. Link served in numerous positions with Sandoz Pharmaceuticals (currently the generic division of Novartis), culminating in his appointment as Chairman of its Board of Directors in 1992. From 2001 to 2003, Dr. Link served as Chairman and Chief Executive Officer of Centerpulse Ltd. Dr. Link currently serves as Chairman of the Board of Directors of each of Alexion Pharmaceuticals, Inc. and Cytrx Corporation.  Dr. Link holds a Ph.D. in Economics from the University of St. Gallen (Switzerland).

Mr. Michael H. Tardugno.     Mr. Tardugno was appointed President and Chief Executive Officer of the Company on January 3, 2007 and was elected to the Board of Directors on January 22, 2007. Prior to joining the Company and for the period from February 2005 to December 2006, Mr. Tardugno served as Senior Vice President and General Manager of Mylan Technologies, Inc., a subsidiary of Mylan Inc. From 1998 to 2005, Mr. Tardugno was Executive Vice President of Songbird Hearing, Inc., a medical device company spun out of Sarnoff Corporation.  From 1996 to 1998, he was Senior Vice President of Technical Operations world wide for a division of Bristol-Myers Squibb, and from 1977 to 1995, he held increasingly senior executive positions including Senior Vice-President of World-wide Technology Development and Manufacturing with Bausch & Lomb and Abbott Laboratories.  Mr. Tardugno holds a B.S. degree in Biology from St. Bonaventure University and completed the Harvard Business School Program for Management Development.

The Board of Directors concluded that each of Dr. Link and Mr. Tardugno has the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors based on, among other things, his:

●	Leadership attributes and management experience;
●	Management experience in the pharmaceutical industry; and
●	Professional and educational background.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding the Company's current directors and the nominees (who are currently serving as directors), as well as the Company's non-director executive officers.

NAME	AGE	POSITION(S)	CLASS
Max E. Link, Ph.D.	72	Chairman, Director	III
Michael H. Tardugno	62	President, Chief Executive Officer and Director	III
Robert W. Hooper	66	Director	II
Alberto R. Martinez, M.D.	63	Director	II
Augustine Chow, Ph.D.	60	Director	I
Frederick J. Fritz	62	Director	I
Gregory Weaver	57	Senior VP, Chief Financial Officer
Nicholas Borys, M.D.	53	Vice President and Chief Medical Officer
Jeffrey W. Church	56	Senior VP, Corporate Strategy and Investor Relations and Corporate Secretary

Continuing Class I Directors (Term Expires in 2014)

Dr. Augustine Chow.   Dr. Augustine Chow was appointed to the Board of Directors in March 2007. Dr. Chow has served as the Chief Executive Officer of Harmony Asset Limited since 1996, an investment company listed on the Toronto Stock Exchange and the Hong Kong Stock Exchange and specializing in China and Hong Kong.  Dr. Chow has served as Executive Director of Kaisun Energy Group Ltd. since 2008 and currently serves as an independent director of Medifocus Inc.  From 1990 to 1998, Dr. Chow was the Chief Executive Officer of Allied Group of Companies based in Hong Kong.  Prior to this, Dr. Chow held a senior position with Brunswick Corporation and Outboard Marine Corporation and was responsible for all business activities in South East Asia and China.  Dr. Chow’s qualifications include a number of Bachelors, Masters and Doctoral degrees.  Among them include a MSc from London Business School, a Ph.D. in the Transfer of Technology from the University of South Australia, and an Engineering Doctorate and Ph.D. from City University of Hong Kong.

Mr. Frederick J. Fritz. Mr. Fritz was appointed to the Board of Directors in July 2011.  Mr. Fritz is currently the CEO & Founder of NeuroDx, a development stage diagnostic device company focused on the neurosurgery market. Mr. Fritz joined NeuroDx from Valeo Medical, a biotech company he founded in 2003 to develop the world's first non-invasive diagnostic test for endometriosis. Prior to that, Mr. Fritz was President and CEO of Songbird Hearing, a medical device company spun out of Sarnoff Corporation. Mr. Fritz began his career in marketing management and new product development. He joined Schering Plough's Wesley Jessen in 1985 as VP Marketing and Sales in 1986. He was promoted to general manager of Schering's Over the Counter pharmaceutical business in 1988 and of the podiatric products business in 1990. He was President of Coleman North America from 1995-1997.  Mr. Fritz holds a Bachelor’s degree in engineering (summa cum laude) from University of Illinois and an MBA degree from Harvard University.

Continuing Class II Directors (Term Expires in 2015)

Mr. Robert W. Hooper.   Mr. Hooper has served as a director of the Company since July 2010.  He is currently President of Crows Nest Ventures, Inc. a privately held company, which provides advisory and consulting services to the healthcare industry.  From 1997 to 2001, Mr. Hooper served as President North America for IMS Health Incorporated, a healthcare information and market research company listed on The New York Stock Exchange.  From 1993 to 1997, he served as President of Abbott Laboratories Canada.  From 1989 to 1993, he served as Managing Director, Australia/Asia for Abbott Laboratories.  Prior to that, he held increasingly senior positions at E.R. Squibb and Sterling Winthrop Labs.  Mr. Hooper holds a B.A degree in Biology from Wilkes University.

Dr. Alberto R. Martinez.   Dr. Martinez has served as a director of the Company since December 2010.  He is currently a consultant to the healthcare industry.  From 2007 to 2008, Dr. Martinez served as the President and Chief Operating Officer of Talecris Biotherapeutics, Inc., a publicly traded life science company.   Prior to that, Dr. Martinez served as Talecris’ President and Chief Executive Officer from October 2005 until June 2007. Prior to that, he held increasingly senior positions as Executive Vice President of Worldwide Commercial Operations at ZLB Behring (subsequently renamed CSL Behring). Prior to ZLB Behring, Dr. Martinez served in various international positions at Sandoz Pharmaceuticals (currently the generic pharmaceuticals division of Novartis) in Brazil, Switzerland, Spain and the U.S. for eighteen years. Dr. Martinez completed his undergraduate and graduate studies at the University of Sao Paulo and received his medical degree from the University of Sao Paulo in 1973. After completing his residency in Pediatrics in 1975, he studied Business and Marketing Administration at the Fundacao Getulio Vargas in Sao Paulo, Brazil.

The Board of Directors concluded that all of the continuing directors have the requisite experience, qualifications, attributes and skill necessary to serve as a member of the Board of Directors based on, among other things, his:

●	Leadership attributes and experience
●	Management experience in the pharmaceutical industry and/or business experience in countries in which the Company is conducting its clinical trials; and
●	Professional and educational background.

Executive Officers

Following are the biographical summaries for each of the Company's executive officers. Each executive officer is elected by, and serves at the pleasure of the Board of Directors.

Mr. Michael H. Tardugno.   Mr. Tardugno’s biographical information appears above under the heading “Class III Director Nominees”.

Dr. Nicholas Borys.   Dr. Borys joined Celsion on October 1, 2007 as Vice President and Chief Medical Officer of the Company. In this position, Dr. Borys manages the clinical development and regulatory programs for Celsion. Dr. Borys has over 20 years of experience in all phases of pharmaceutical development with a focus on oncology.  Immediately prior to joining Celsion, Dr. Borys served as Chief Medical Officer of Molecular Insight Pharmaceuticals, Inc., a molecular imaging and nuclear oncology pharmaceutical company, from 2004 until 2007. From 2002 until 2004 he served as the Vice President and Chief Medical Officer of Taiho Pharma USA, a Japanese start-up oncology therapeutics company. Prior to that he held increasingly senior positions at Cytogen Corporation, Anthra Pharmaceuticals, Inc., Amersham Healthcare, Inc. and Hoffmann La-Roche Inc. Dr. Borys obtained his premedical degree from Rutgers University and holds an M.D. degree from American University of the Caribbean.

Mr. Gregory Weaver.   Mr. Weaver has served as Celsion’s Senior Vice President and Chief Financial Officer since July 2011 and was a director and Chairman of the Audit Committee on the Board of the Company from 2005 to 2011.  From February 2009 to August 2010, Mr. Weaver served as Senior Vice President and Chief Financial Officer of Poniard Pharmaceuticals, a public oncology drug development company.  From 2007 to 2008, Mr. Weaver served as Chief Financial Officer of Talyst, Inc., a privately-held pharmacy information product company. In 2006, he served as Senior Vice President and Chief Financial Officer of Sirna Therapeutics, a public RNAI therapeutics company until it was acquired by Merck & Co., Inc. in December 2006.  From 2002 to 2005, Mr. Weaver was Chief Financial Officer of Nastech Pharmaceuticals, a public drug delivery company.  From 1999 to 2002, Mr. Weaver was Chief Financial Officer of Ilex Oncology Inc., a public oncology drug development company, and from 1996 to 1998, he was Chief Financial Officer of Prism Technologies, a privately-held medical device company.  Prior to that, Mr. Weaver held increasingly senior positions with Fidelity Capital and Arthur Andersen LLP.  Mr. Weaver also served as a director and Chairman of the Audit Committee of SCOLR Pharmaceuticals, a public drug delivery company from 2007 to 2009. Mr. Weaver is a Certified Public Accountant and received his MBA degree from Boston College and his B.S. in accounting from Trinity University.

Mr. Jeffrey W. Church.   Mr. Church was appointed as Senior Vice President, Corporate Strategy and Investor Relations effective July 8, 2011.   Mr. Church joined Celsion in July 2010 as Vice President, Chief Financial Officer and Corporate Secretary.  Immediately prior to joining Celsion, Mr. Church served as Chief Financial Officer and Corporate Secretary of Alba Therapeutics Corporation, a privately held life science company from 2007 until 2010.  From 2006 until 2007, he served as Vice President, CFO and Corporate Secretary for Novavax, Inc., a vaccine development company listed on The NASDAQ Global Select Market.  From 1998 until 2006, he served as Vice President, CFO and Corporate Secretary for GenVec, Inc., a life science and biotechnology company listed on The NASDAQ Capital Market. Prior to that, he held senior financial positions at BioSpherics Corporation and Meridian Medical Technologies, both publicly traded companies. He started his career with Price Waterhouse from 1979 until 1986.  Mr. Church holds a B.S. degree in accounting from the University of Maryland and is a Certified Public Accountant.

LEGAL PROCEEDINGS

None of the Company's directors or officers has been a part of any legal proceeding within the last 10 years that is subject to disclosure under Item 401(f) of Regulation S-K.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership

Our Board of Directors has adopted a leadership structure that it believes is appropriate for Celsion, including an independent Chairman of the Board. Currently, Dr. Link serves as Chairman of the Board and Mr. Tardugno serves as President and Chief Executive Officer. The Board believes that the Company and its stockholders have been well served by the current leadership structure due to Dr. Link's and Mr. Tardugno's experience and in-depth knowledge of the Company and the industry. The Company believes that at this time the separation of these roles permits the Chairman of the Board to focus on oversight of the Company’s long-term corporate development goals while the President and Chief Executive Officer focuses on the strategic direction of the Company and oversees the day to day performance of the other executive officers in executing the Company’s business plan.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing us. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business and operations, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing the Company. Overseeing risk is an ongoing process, and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

While the Board oversees risk, management is charged with identifying and managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate information about risk to the Board. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. Our Audit Committee and Compensation Committee (as described below) play significant roles in carrying out the risk oversight function.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors presently maintains separately designated Audit, Compensation, and Nominating and Governance Committees.

Audit Committee

The Audit Committee consists of Dr. Max Link, Chairman, Dr. Augustine Chow and Mr. Frederick J. Fritz. The Audit Committee operates under a written charter as amended and restated effective May 4, 2007. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com, in lieu of triennial filing with our proxy statement in accordance with Instruction 2 to Item 407 of Regulation S-K. Additional copies of the charter are available upon written request to the Company. All members of the Audit Committee meet the independence standards established by the SEC and NASDAQ.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management's implementation of the Company's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's 2012 Annual Report on Form 10-K with the Company's management and the Company's independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Board of Directors has determined that Dr. Max Link is qualified to serve as the "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K and that Dr. Chow and Mr. Fritz meet the financial literacy requirements under applicable NASDAQ rules.

Compensation Committee

The Compensation Committee is responsible for establishing and administering the compensation policies applicable to the Company's directors, officers and key personnel, for recommending compensation arrangements to the Board of Directors and for evaluating the performance of senior management. The Compensation Committee operates under a written charter effective as of December 24, 2003. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com , in lieu of triennial filing with our proxy statement in accordance with Instruction 2 to Item 407 of Regulation S-K. Additional copies of the charter are available upon written request to the Company.  The Compensation Committee does not delegate the authority to approve compensation policies and actions affecting the Company's named executive officers or directors. The Compensation Committee applies discretion in determining compensation for the Company's executives. The Compensation Committee has not established any equity or other security ownership requirements or guidelines in respect of its executive officers. The President and Chief Executive Officer assists the Compensation Committee in evaluating the performance of other executive officers and by providing information to directors as and when requested, such as salary surveys and compensation paid by the Company's competitors, to the extent such information is publicly available. Members of the Compensation Committee undertake to verify such information prior to referring to it in determining executive compensation. The compensation of the President and Chief Executive Officer is determined by the Compensation Committee based on the Compensation Committee's evaluation of his performance and with reference to such external or competitive data as they consider necessary.  The compensation of the other named executive officers is determined by the Compensation Committee based on its evaluation of their individual performance and the recommendations of the President and Chief Executive Officer.

Mr. Hooper (Chairman) and Drs. Link and Martinez currently comprise the Compensation Committee. All members of the Compensation Committee are independent under the applicable NASDAQ rules.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors, reconsideration of incumbent directors in connection with nominations for elections of directors and ensuring that the Board of Directors is properly constituted to meet its corporate governance obligations. The Nominating and Governance Committee operates under a written charter effective as of December 24, 2003 and amended on February 27, 2006. A copy of the charter, as may be amended from time to time, is available on our web site, located at http://www.celsion.com , in lieu of triennial filing with our proxy statement in accordance with Instruction 2 to Item 407 of Regulation S-K.  The current members of the Nominating and Governance Committee are Dr. Link (Chairman) and Dr. Martinez, each of whom is deemed to be independent under applicable NASDAQ rules.

MEETINGS OF THE BOARD AND ITS COMMITTEES

During the year ended December 31, 2012, there were a total of six regular meetings of the Board of Directors.  Dr.’s Link, Chow and Martinez, and Messer’s Tardugno, Hooper and Fritz attended all of the meetings of the Board of Directors and the committees on which they served that were held during the period for which they were a director or committee member, respectively.  During the year ended December 31, 2012, the Audit Committee met four times, the Compensation Committee met twice and the Nominating and Governance Committee met once.

DIRECTOR NOMINATIONS

The Nominating and Governance Committee

The role of the Nominating and Governance Committee is to act on behalf of the Board of Directors to ensure that the Board of Directors and its standing committees are appropriately constituted to meet their fiduciary and corporate governance obligations. In this role, the Nominating and Governance Committee is responsible for identifying and recruiting new members of the Board of Directors when vacancies arise, identifying and recruiting nominees for election as directors and reconsidering incumbent directors in connection with nominations for elections of directors. The Nominating and Governance Committee is also charged with: (i) reviewing and recommending changes in the size and composition of the Board of Directors and its committees; (ii) developing and maintaining criteria and processes for selecting candidates for election as directors; (iii) identifying and recruiting candidates to stand for election as directors and determining whether incumbent directors should stand for reelection; (iv) ensuring that the Company and the Board of Directors operates in accordance with current best practices; (v) providing for ongoing director training and education; (vi) reporting to the Board of Directors on Nominating and Governance Committee activities; (vii) annually reviewing the Nominating and Governance Committee's performance of its responsibilities and duties; and (viii) annually reviewing the Nominating and Governance Committee Charter, the structure and the processes and membership requirements of the Nominating and Governance Committee and recommending to the Board any improvements or amendments that the Nominating and Governance Committee considers appropriate or necessary.

Director Qualifications

It is a policy of the Nominating and Governance Committee that candidates for director be determined to have unquestionable integrity and the highest ethical character. Candidates must demonstrate the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole and may not have any interests that would, in the view of the Nominating and Governance Committee, impair their ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director. Candidates must have experience and demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavors which will complement the talents of the other members of the Board of Directors and further the interests of the Company, bearing in mind the composition of the Board of Directors and the current state of the Company and the biotechnical/biopharmaceutical industry generally. In particular, the Nominating and Governance Committee believes it is important for one or more members of the Board of Directors to have in-depth experience in the biotechnical/biopharmaceutical industry. The Nominating and Governance Committee has determined that one or more of its members, including the incumbents nominated to stand for reelection at the Annual Meeting, have such biotechnical/biopharmaceutical experience.

Candidates are expected to have an appreciation of the major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have the willingness and capability to devote the time necessary to participate actively in meetings of the Board of Directors and committee meetings and related activities, the ability to work professionally and effectively with other members of the Board of Directors and Company management, and the ability and intention to remain on the Board of Directors long enough to make an effective contribution.  Among candidates who meet the foregoing criteria, the Nominating and Governance Committee also considers the Company's current and anticipated needs, including expertise, diversity and balance of inside, outside and independent directors.

Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, it endeavors to comprise the Board of Directors of members with a broad mix of professional and personal backgrounds. Thus, the Nominating and Corporate Governance Committee accords some weight to the individual professional background and experience of each director. Further, in considering nominations, the Nominating and Corporate Governance Committee takes into account how a candidate’s professional background would fit into the mix of experiences represented by the then-current Board of Directors. When evaluating a nominee’s overall qualifications, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily required of all prospective nominees. In addition to the aforementioned criteria, when evaluating a director for re-nomination to the Board of Directors, the Nominating and Corporate Governance Committee will also consider the director’s history of attendance at board and committee meetings, the director’s preparation for and participation in such meetings, and the director’s tenure as a member of the Board of Directors.

Director Independence

In addition, in accordance with the rules of the SEC and NASDAQ, the Company requires that at least a majority of the directors serving at any time on the Board of Directors be independent, that at least three directors satisfy the financial literacy requirements for service on the Audit Committee and that at least one member of the Audit Committee qualify as an "audit committee financial expert" under those rules.

The Board of Directors has determined that Dr. Max Link is qualified to serve as the "audit committee financial expert" as defined by Item 407(d)(5) of Regulation S-K and that Dr. Link, Dr. Chow and Mr. Fritz meet the financial literacy requirements under applicable SEC and NASDAQ rules. The Board of Directors has also determined that of the six currently serving directors, Drs. Max E. Link, Augustine Chow, Alberto Martinez and Messer’s Robert W. Hooper and Frederick J. Fritz, are independent under applicable SEC and NASDAQ rules. Dr. Max Link acts as the chairman of our Audit Committee.  In considering the independence of the non-employee Director nominated for election, Dr. Link has no relationship with the Company other than as a Director.

Nominating and Governance Committee Process

In selecting candidates for the Board of Directors, the Nominating and Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. Under its charter, the Nominating and Governance Committee is charged with considering incumbent directors as if they were new candidates. However, the Nominating and Governance Committee recognizes the significant value of the continuing service of qualified incumbents in promoting stability and continuity, providing the benefit of the familiarity and insight into the Company's affairs and enhancing the Board of Directors' ability to work as a collective body. Therefore, it is the policy of the Nominating and Governance Committee, absent special circumstances, to nominate qualified incumbent directors whom the Nominating and Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Governance Committee or the Board of Directors decides not to re-nominate a member, there is an existing vacancy on the Board of Directors, or the Board of Directors, upon the recommendation of the Nominating and Governance Committee, elects to expand the size of the Board of Directors, the following process would be followed:

●	The Nominating and Governance Committee develops a profile for candidates' skills and experience, based on the criteria described above.

●

The Nominating and Governance Committee initiates a search, polling members of the Board of Directors and management, and retaining a search firm if the Nominating and Governance Committee deems this appropriate.

●

The Nominating and Governance Committee has a policy with respect to stockholders' suggestions for nominees for directorships. Under this policy, stockholder nominees are given identical consideration as nominees identified by the Nominating and Governance Committee.

●	The process by which stockholders may submit potential nominees is described below under "Stockholder Recommendation Process."

●

The Nominating and Governance Committee then determines the eligibility and suitability of any candidate based on the criteria described above and the Nominating and Governance Committee's search profile.

●	The Chairman of the Board of Directors and at least one member of the Nominating and Governance Committee interview prospective candidate(s) who satisfy the qualifications described above.

●	The Nominating and Governance Committee offers other members of the Board of Directors the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

●	The Nominating and Governance Committee seeks endorsement of the final candidate(s) from the full Board of Directors.

●	The final candidate(s) are nominated by the Board of Directors for submission to a stockholder vote or elected to fill a vacancy.

Stockholder Recommendation Process

The Nominating and Governance Committee will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary at our principal executive offices. All written submissions received from our stockholders will be reviewed by the Nominating and Corporate Governance Committee at the next appropriate meeting. The Nominating and Corporate Governance Committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board. The Company or the Nominating and Governance Committee may require a stockholder who proposes a nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility or suitability of the proposed nominee to serve as director of the Company. See the section titled “Stockholder Nominations and Proposals for the 2013 Annual Meeting of Stockholders” later in this Proxy Statement.

Revisions to Process

The Nominating and Governance Committee and stockholder recommendation processes have been developed to provide a flexible framework to permit the director nomination process to move forward effectively. The Nominating and Governance Committee intends to review these processes from time to time in light of the Company's evolving needs and changing circumstances, as well as changes in legal requirements and stock exchange listing standards. The Nominating and Governance Committee may revise these processes or adopt new ones based on such periodic reviews.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has adopted a process through which interested stockholders may communicate with the Board of Directors. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Corporate Secretary, at the Company's headquarters in Lawrenceville, New Jersey.  The envelope containing any such communication should be prominently marked "To the Attention of the Board of Directors" or to a particular committee or director, and the communication should include a representation from the stockholder indicating the stockholder's address and the number of shares of the Company's Common Stock beneficially owned by the stockholder. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders. Depending upon the content of a particular communication, as he deems appropriate, our Corporate Secretary will: (i) forward the communication to the director, directors or committee to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or (iii) not forward communications such as solicitations, junk mail and obviously frivolous or inappropriate communications. At each meeting of the Board of Directors, the Corporate Secretary will present a summary of all communications, whether or not forwarded, received since the last meeting and will make those communications available to the directors on request.

BOARD ATTENDANCE

The Board of Directors strongly encourages, but does not require, all directors, to the extent reasonable and practicable, to attend the Company's annual meetings of stockholders in person. All of the current Board members were present at the Company’s 2012 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

2012 DIRECTOR COMPENSATION TABLE

The following table sets forth the cash and noncash compensation paid to the Company’s directors who are not employed by the Company or any of its subsidiaries (“Non-Employee Directors”) for the year ended December 31, 2012. The compensation paid to any director who was also one of our employees during fiscal year 2012 is presented in the “Summary Compensation Table” and the information that follows that table. Such employee directors do not receive separate compensation for service on the Board.

Name	Fees Earned and Paid ($)	Stock Awards ($)	Option Awards ($) (1)(2)	Total ($)
Max E. Link	$66,700	—	51,100	117,800
Augustine Chow	36,700	—	36,500	73,200
Robert W. Hooper	39,500	—	36,500	76,000
Alberto Martinez	35,500	—	36,500	72,000
Frederick J. Fritz	36,700	—	36,500	73,200

(1)

The value reported for Option Awards is the aggregate grant date fair value of stock options granted to the Non-Employee Directors in 2012, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the Note 10 in the financial statements included in the Company’s 2012 Annual Report on Form 10-K as filed with the SEC on March 18, 2013.  The grant date fair values of stock option awards to directors during the year ended December 31, 2012 were as follows:

Name	Number of Options Granted	Exercise Price	Expires	Grant Date Fair Value
Max E. Link	35,000	$2.06	2/22/2022	51,100
Augustine Chow	25,000	$2.06	2/22/2022	36,500
Robert W. Hooper	25,000	$2.06	2/22/2022	36,500
Alberto Martinez	25,000	$2.06	2/22/2022	36,500
Frederick J. Fritz	25,000	$2.06	2/22/2022	36,500

Each of these stock options was granted on February 22, 2012 and vests in three equal installments commencing on the first anniversary of the date of grant.

(2)

The following table presents the aggregate number of outstanding unexercised options held by each of our Non-Employee Directors as of December 31, 2012.  None of the Non-Employee Directors held any other outstanding stock awards on that date.

Director	Number of Options Outstanding
Max E. Link	203,245
Augustine Chow	170,000
Robert W. Hooper	95,000
Alberto Martinez	70,000
Frederick J. Fritz	55,000

During the year ended December 31, 2012, each Non-Employee Director of the Company received annual cash compensation in the amount of $25,000 payable quarterly, and an additional $1,000 for attendance at special meetings of the Board of Directors and each meeting of a committee of the Board of Directors that was not held in conjunction with a meeting of the Board of Directors. Each non-employee director is reimbursed for his out-of-pocket costs of attending meetings of the Board of Directors and of committees of the Board of Directors. The Chairman of the Board received an additional annual cash fee of $15,000, the Chairman of the Audit Committee received an additional annual cash fee of $8,000 and the Chairman of the Compensation Committee received an additional annual cash fee of $5,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hooper and Dr.’s Link and Martinez each served on the Compensation Committee of the Board of Directors for 2012.  During 2012, no member of our Compensation Committee is or was a current or former executive officer or employee of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during 2012.

STOCK OWNERSHIP AND RETENTION GUIDELINES FOR NON-EMPLOYEE AND EXECUTIVE DIRECTORS

The Board of Directors believes that, as a matter of sound corporate governance, non-employee and executive directors should have a significant personal financial stake in our performance. Consequently, in February 2011, the Board of Directors adopted stock ownership guidelines for non-employee and executive directors. Our corporate governance guidelines require that each non-employee director acquire and hold shares of our common stock having an aggregate value equal to two times the director’s total compensation in the first year of service and that our executive director acquire and hold shares of our common stock having an aggregate value equal to the executive’s director’s total compensation in the first year of service. Each director will have satisfied the applicable ownership guideline if the aggregate value requirement is met by February 2014, or within three years after his or her appointment to the board, whichever is later.

Shares of our common stock that count toward satisfaction of these ownership guidelines include, unless beneficial ownership therein is disclaimed: (i) shares owned outright by the director or executive officer or their immediate family members residing in the same household, whether held individually or jointly; (ii) shares held in a trust, family limited partnership or similar entity solely for the benefit of the director or executive officer and/or their immediate family members; (iii) shares of restricted stock and restricted stock units awarded under our equity incentive plans, including vested and unvested awards; and (iv) shares acquired upon stock option exercise, but not shares underlying unexercised stock options.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility to oversee management's implementation of the Company's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's 2012 Annual Report on Form 10-K with the Company's management and the Company's independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee met privately with the Company's independent registered public accounting firm and discussed issues deemed significant by the independent registered public accounting firm, including those required by AU 380 (Communication with Audit Committees), as amended. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures and the letter received from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining the independent registered public accounting firm's independence. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm's examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's 2012 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Max E. Link (Chairman)

Augustine Chow

Frederick J. Fritz

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to Michael H. Tardugno, our Chief Executive Officer, Gregory Weaver, our Senior Vice President and Chief Financial Officer, Nicholas Borys, our Vice President and Chief Medical Officer, and Jeffrey W. Church, our Senior Vice President, Corporate Strategy and Investor Relations. These individuals are listed in the Summary Compensation Table below and are referred to in this discussion as the “Named Executive Officers.”

Introduction

The Company is an oncology drug development company and as such is unlikely, in the short to medium term, to generate revenues and income sufficient to cover product development costs. As a result, the Company’s executive compensation philosophy is geared to ensuring that executive compensation aligns the interests of management and stockholders by emphasizing rewards for Company performance, while remaining competitive with compensation paid by other clinical stage biotechnology companies.

The Compensation Committee has adopted the following executive compensation approaches, which the Company believes help to achieve the objectives for the executive compensation program and incorporate many compensation features that are generally favored by stockholders:

●

A significant amount of the executives’ compensation is at-risk.  For fiscal year 2012, approximately 48% of Mr. Tardugno’s target total direct compensation was performance-based and/or linked to the value of the Company’s stock price. As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s audited financial statements.

●

Executives’ bonuses under the Company’s annual incentive program are principally based on the achievement of specific performance objectives established at the beginning of the fiscal year by the Compensation Committee.

●

Executives’ equity awards are granted in the form of stock options that help to align the executives’ interests with those of stockholders as the options will not have value unless the Company’s stock price appreciates after the option is granted. The awards also provide a retention incentive as they vest over a multi-year period.

●

The Company does not provide any tax gross-up payments or material perquisites to our Named Executive Officers (except for initial relocation expenses, the objective of which is to keep all affected employees, executive or otherwise, whole for expenses incurred in joining the Company).

Executive Compensation Philosophy and Procedures

The Compensation Committee attempts to design executive compensation programs to achieve three principal objectives.

●

The program is intended to attract, motivate and retain talented executives with total compensation that is competitive within the drug development and broader pharmaceutical and biotechnology industry;

●

The program is intended to create an alignment of interests between the Company’s executives and stockholders such that a significant portion of each executive’s compensation varies with business performance and is dependent on a rising stock price performance; and

●	The program is designed to award behavior which results in optimizing the commercial potential of the Company’s development program.

The Compensation Committee’s philosophy is to pay competitive total compensation, comprised of annual salaries, annual cash incentives and long-term equity awards (primarily stock options), which is geared to provide total compensation that is directly linked with the Company’s performance. The Compensation Committee considers the elements of the compensation package to be reflective of compensation packages given to executives of companies of similar size in our industry. Compensation packages are designed to pay competitive salaries between the 50 th and the 75th percentile level of the industry as described below, reward superior annual performance through incentive compensation awards and to allow executives to participate in increases in stockholder value through stock option and other stock-based grants.

In determining executives’ compensation levels, the Compensation Committee relies primarily on its experience and judgment to provide a package that appropriately balances the need to attract and retain key executive talent with the creation of incentives that will enhance the growth of the Company and provide value for stockholders. As part of its decision-making process, the Compensation Committee takes into account the role and experience of each executive and reviews industry surveys (specifically, the Radford Global Life Sciences Survey, which covers a broad cross-section of the biotechnology, pharmaceuticals and life science industries and in which the Company participates) for information on the compensation paid to their executive officers by companies in our industry that are similar in size, breadth, stage of development or complexity to the Company. However, this data is used by the Compensation Committee as background information only, and in reviewing this survey data, the Compensation Committee does not focus on any particular company used in the survey. The Compensation Committee also does not specifically “benchmark” compensation at any particular level against this survey data.

In light of the straightforward nature of the Company’s executive compensation arrangements, the Compensation Committee believes it has not been necessary to retain independent compensation consultants. To assist the Compensation Committee with its responsibilities, we provide briefing materials prepared or summarized by management. Our Chief Executive Officer participates in the collection and dissemination of survey information and interacts with the Compensation Committee in reviewing some of the elements of yearly performance and compensation of the other members of the executive management team. The Compensation Committee believes that an appropriate level of input from our Chief Executive Officer provides a necessary and valuable perspective in helping the Compensation Committee formulate its own independent views on compensation. The Compensation Committee takes measures to ensure its independence with respect to the Chief Executive Officer's compensation. The Compensation Committee meets separately to make all final determinations on the compensation levels for named executive officers.

A discussion of each individual element of compensation and the compensation for each Named Executive Officer for 2012 follows.

Annual Salaries

The Company participates in an ongoing industry survey as described above. The Compensation Committee compares base salary for Company executives with the levels provided to similarly situated executives and generally targets base salaries at levels between the 50th and the 75th percentile of survey companies.

In early 2012, after reviewing each executive’s job responsibilities, individual performance, our corporate performance, competitive market data and our total compensation expense, the salaries of each of the named executives was increased by approximately 3%.

Incentive Compensation

The Company has an incentive compensation plan in which all members of our senior management participate. The plan is performance-driven based on Company and personal operational objectives generally established annually by the Compensation Committee in consultation with the Chief Executive Officer. These operational objectives include the completion of certain development projects, fund raising, cost controls, business development and profit and loss goals. They typically do not, however, include share price objectives as we believe all of the operating objectives are ultimately directed at creating Stockholder value. These objectives are designed to achieve timely and efficient product development including completion of clinical studies and regulatory approvals. Each member of senior management is individually evaluated based on the achievement of the Company’s overall operational objectives and his personal objectives. This component of compensation is provided, among other reasons, to create incentives for members of senior management to meet short and medium term performance goals of the Company, without regard to stock price. Objectives are weighted in terms of overall importance to meeting the Company’s operating plan.

The total annual incentive compensation a member of senior management can earn is based on his level within management, with more senior members of management eligible to earn a higher percentage of their base salary as incentive compensation than less senior members. We believe it is appropriate for executives to have a greater percentage of their compensation “at-risk” based on performance as they generally have a greater role in the achievement of objectives that we believe promote the growth of the Company and the creation of value for stockholders.  The actual amount of incentive compensation paid to any member of senior management is determined on a sliding scale dependent on how successful such member of senior management was in achieving the objectives upon which his or her incentive compensation was targeted and the relative importance to the Company of the objectives achieved. The Compensation Committee retains complete discretion to adjust any incentive compensation down and retains discretion as to whether to grant any incentive compensation to any individual member of senior management at all.

Under the incentive compensation plan for 2012, the Compensation Committee established a number of annual corporate goals that include research and development, regulatory, manufacturing, organizational and financial goals which we believe were essential to building stockholder value.  These corporate goals were designed to be achieved during the annual performance period and their relative weighting is based upon our assessment of the importance of each goal in creating value for the Company and our stockholders. If all of the stated goals were achieved, the overall corporate performance rating would have been approximately 100%. Each corporate goal was established so that significant levels of achievement were required to meet the goal. Following the conclusion of the annual performance period, the level of achievement for each corporate goal was assessed by the Compensation Committee. The Compensation Committee determined whether each corporate goal had been met, exceeded, or not satisfied. In addition, in assessing corporate performance, the Compensation Committee had the discretion to factor in other significant corporate events that occurred during the performance period which could have resulted in an upward or downward adjustment in the determination of corporate performance. After taking into account the level of attainment of each corporate goal and other appropriate corporate performance factors, the Compensation Committee assigned the overall corporate performance rating, which ranged from 0% to 100%. The aggregate of all individual bonuses awarded under the policy cannot exceed the total available bonuses available so that the cost of bonuses ultimately reflects our overall performance and is not inflated by the sum of any individual performance rating.

After the corporate performance rating is determined by the Compensation Committee, the individual performance of each Named Executive Officer is reviewed by the organization in consultation with Mr. Tardugno in order to determine the appropriate annual performance percentage rating to be assigned to the executive for the performance period.  Each Named Executive Officer’s actual annual performance-based incentive compensation payment is based on a combination of the corporate performance rating and his or her individual performance.  The actual annual performance bonus compensation award for each Named Executive Officer is determined in our sole discretion, and the maximum payout for each Named Executive Officer could be up to 100% of his or her target annual performance-based compensation target.

The Named Executive Officers were each assigned a target annual incentive for 2012 ranging from 35% to 100% of base salary. The table below shows the target annual incentive assigned to each Named Executive Officer for 2012 both as a dollar amount and as a percentage of base salary.

Name	Target Annual Incentive for Entire 2012 Year($)	Target Annual Incentive for Entire 2012 Year (% of Base Salary)
Michael H. Tardugno	424,676	100%
Gregory Weaver	116,000	40%
Nicholas Borys	110,203	35%
Jeffrey W. Church	105,575	40%

The 2012 corporate objectives and relative weightings assigned to each objective were as follows:

1.	Research and Development objective to complete enrollment of 700 patients in the Phase III clinical trial for primary liver cancer (the HEAT Study) (15%).

2.	Research and Development objective to provide oversight and controls sufficient to ensure achievable HEAT Study end point objectives:

●	Manage discordance to ensure that the study is powered to provide p-value of significance for primary end point of 380 events (7.5%);

●	No more than 20% of patients lost for follow-up of secondary endpoint, overall survival (7.5%);

3.

Regulatory objective to finalize and implement the ThermoDox® clinical and regulatory development plan to ensure the New Drug Application (NDA) process is defined, resourced and on track with targeted submission date 6 months following the 380 events in the HEAT Study (5%).

4.	Regulatory objective to prepare the Chemical Manufacturing Controls (CMC) and Pre-Clinical sections of the NDA Filing anticipating agreement with the FDA for a rolling submission (5%).

5.	CMC objective to complete six registration batches between two manufacturing locations to support inclusion of six months of stability data to support the NDA (5%).

6.	CMC objective to complete the identification and qualification of drug purity to support the commercial viability of the pH-loading process (5%).

7.	CMC objective to complete animal PK comparability and safety study to examine equivalency of pH-loaded and ammonium-loaded formulations of ThermoDox® (5%).

8.	Manufacturing objective to initiate PK Study to show data supportive of a second manufacturing site (10%).

9.	Research and development objective to establish basis for expanded use of ThermoDox® in treatment of colorectal liver metastatic cancer patients (5%).

10.	Financial objectives to manage cash and operating expenses (20%).

11.	Organizational objectives to develop and initiate commercialization strategy for ThermoDox® and to achieve and maintain a market capitalization equivalent to peer comparison groups (10%).

These performance objectives served as the corporate performance objectives under the incentive compensation plan for 2012.  Research and development, manufacturing and regulatory goals comprised 70% of the corporate performance objectives for 2012, with an additional 30% relating to financial and organizational objectives that we believe were critical to the support of our drug candidate pipeline. We believe this mix of corporate goals was not only an appropriate measure of achievement in 2012, but also represents objectives important to building the long-term foundation of our business.

A report of the achievement of our 2012 corporate objectives was prepared by our executive management team and was then reviewed and assessed by the Compensation Committee. Based on this review and assessment, the Compensation Committee determined that eight of the corporate goals identified above (1 through 4, 6, 8 10 and 11) were met.  The other three goals (5, 7 and 9) were not fully met and partial credit was given for these goals.  Partial credit was given based on the level of achievement that, while not meeting the full corporate objective, nevertheless represented significant achievement towards that objective that the Compensation Committee determined warranted a proportional award of partial credit for the level of achievement attained. The Compensation Committee also determined that significant accomplishments outside of established corporate objectives, including the company’s progress in certain partnerships and collaborations, advances in clinical development, and attainment of certain financial objectives, should be factored into the determination of the corporate performance rating.  Accordingly, the Compensation Committee determined that the corporate performance rating under the incentive compensation plan was determined to be 65% for 2012 and that the maximum bonus for 2012 would be funded at 65% of the target bonus level. Certain individual downward adjustments were made at the discretion of the Committee.  The bonuses awarded to the Named Executive Officers for 2012 fell within the guidelines we established under the incentive compensation plan.

Each of the Named Executive Officers participated in the annual incentive plan for 2012. The target bonus amount for each executive was established pursuant to his employment agreement as described above.  In December 2012, the Compensation Committee determined the 2012 bonus for each executive based on the performance of the Company and the executive’s individual performance during the year.  The Compensation Committee then determined each executive officer would receive 85% of their achieved bonus in 2012 and the remaining 15% would be reviewed in 2013.  Subsequently in the first quarter of 2013, the Compensation Committee reviewed the remaining portion of the 2012 bonus and determined that it will not be paid.

Mr. Tardugno was awarded a bonus for 2012 of $228,512 representing 53.8% of his target for 2012. Mr. Tardugno’s target bonus for 2012 was 100% of his base salary.  The Compensation Committee determined the amount of Mr. Tardugno’s 2012 bonus based upon the following company objectives: completion of patient enrollment for the primary liver clinical trial, ensure reliability and scalability of ThermoDox® manufacturing process, and significant financial and management initiatives.

Mr. Weaver was awarded a bonus for 2012 of $71,485, representing 61.6% of his target bonus and 24.7% of his base salary amount, which was determined by the Compensation Committee, based the Company's performance for 2012. Mr. Weaver’s target bonus for 2012 was 40% of his base salary. The Compensation Committee determined the amount of Mr. Weaver’s 2012 bonus based upon the following company objectives: management of financial resources, management of financial reporting and accounting controls and achieving significant financial and management initiatives.

Dr. Borys was awarded a bonus for 2012 of $56,416, representing 51.2% of his target bonus and 17.9% of his base salary amount.  Dr. Borys’ target bonus for 2012 was 35% of his base salary.  The Compensation Committee determined the amount of Dr. Borys’ 2012 bonus based upon the following company objectives: completion of patient enrollment for the primary liver clinical trial, initiation of a PK study, continued enrollment in the ablate study, plan and implement strategy for NDA process for ThermoDox® based on clinical data readout from the primary liver cancer study and various financial and management initiatives.

Mr. Church was awarded a bonus for 2012 of $68,426, representing 64.8% of his target bonus and 26.0% of his base salary amount.  Mr. Church’s target bonus for 2012 was 40% of his base salary. The Compensation Committee determined the amount of Mr. Church’s 2012 bonus based upon the following company objectives: strategically position the Company as an attractive Phase III investment in oncology, increase institutional ownership and various significant financial and management initiatives.

Stock-Based Compensation

The Company grants long-term equity awards to its executives and other employees that are designed to align the interests of Company employees and its stockholders, encouraging participants to maintain and increase their ownership of Company Common Stock with the opportunity to benefit from the Company’s long-term performance. The Company’s equity program has generally consisted of grants of stock options, although the Company has occasionally granted awards of restricted stock in certain circumstances in the past.  Because the exercise price of the options is based on the market price of the Company’s common stock on the date of grant, the Compensation Committee believes that options help to align the interests of the Company’s executives with those of its stockholders as the options will not have value unless there is appreciation in the Company’s stock price.  The options also serve as a retention tool since they generally vest over a three-year period.  This approach is designed to focus key employees on sustainable growth of the Company and the creation of stockholder value over the long term.

Annual grants to the Named Executive Officers are generally made during the first quarter of the fiscal year. Annual Grants are determined by the Committee based on their review of each individual’s past performance as well as their potential impact on the Company’s future performance. Grants may also be made at other times during the fiscal year in certain circumstances (such as a grant in connection with the hiring or promotion of an executive or other special circumstance as deemed appropriate by the Compensation Committee).  In February 2012, the Compensation Committee approved annual grants of stock options to each of the Named Executive Officers.  In addition, the Compensation Committee determined that, if our stockholders approved a proposal at the 2012 Annual Meeting to increase the number of shares available for grant under our stock incentive plan, the Compensation Committee would consider approving additional option grants so that the aggregate options granted to each executive for 2012 would be at levels the Compensation Committee considered appropriate to provide adequate retention and performance incentives for the executives. The plan proposal was approved by stockholders at the 2012 Annual Meeting and, accordingly, the Compensation Committee considered and approved a second set of option grants in June 2012 for each of the Named Executive Officers.

Other Compensation

Executive officers are eligible to participate in our medical and other welfare benefit plans and for other benefits, in each case on generally the same basis as other employees. We maintain a 401(k) plan for our employees. Other than the 401(k) plan, we do not offer any of our employees a pension plan, retirement plan or other forms of compensation paid out upon retirement. We also do not provide any tax gross-up payments or material perquisites to our Named Executive Officers.

Post-Employment Obligations

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Under their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of a termination of employment by the Company without cause. The Company has determined that it is appropriate to provide the executives with severance benefits under these circumstances in light of their positions with the Company and as part of his overall compensation package.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level.  In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides each of the Named Executive Officers with enhanced severance benefits if his employment is actually or constructively terminated by the Company without cause in connection with a change in control.

Tax Considerations

The Compensation Committee also considers the tax impact of the compensation provided to the Named Executive Officers. Under U.S. tax law, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1.0 million in a year. The regulations exclude from this limit certain performance-based compensation, including stock options, provided certain requirements are satisfied. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for fiscal year 2012 will be disallowed under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent under the applicable NASDAQ rules.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Robert W. Hooper (Chairman)

Dr. Max E. Link

Dr. Alberto R. Martinez

2012 EXECUTIVE SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash and other compensation paid for the years ended December 31, 2012, 2011 and 2010, to the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total ($)

Michael H. Tardugno (4)	2012	$422,773	$–	$178,350	$228,512	$27,741	$857,376
President and Chief	2011	380,859	–	315,000	181,415	22,942	900,216
Executive Officer	2010	360,500	51,191	164,050	121,405	54,775	751,921

Gregory Weaver(5)	2012	$289,233	$–	$74,313	$71,485	$8,700	$443,731
Senior Vice President & CFO	2011	138,115	–	269,750	57,000	126,428	591,293

Nicholas Borys(6)	2012	$314,642	$–	$74,313	$56,416	$8,250	$453,621
Vice President & CMO	2011	305,036	–	122,500	67,507	25,733	520,776
	2010	295,050	22,159	77,200	57,240	31,446	483,095

Jeffrey W. Church(7)	2012	$262,755	$–	$74,313	$68,426	22,766	$428,260
Senior Vice President, Corporate,	2011	255,289	24,900	122,500	56,375	5,637	464,701
Strategy and Investor Relations	2010	119,231	84,750	248,000	30,500	-	482,481

(1)

The value reported for Stock and Option Awards is the aggregate grant date fair value of restricted stock awards and stock options, respectively, granted to the Named Executive Officers in the years shown, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the Note 11 in the financial statements in the Company’s Annual Report on Form 10K filed with the SEC on March 18, 2013.

(2)	Bonuses for 2012 were paid at the end of 2012. See “Material Terms of Non-Equity Incentive Awards” below for information on the terms of these bonuses.

(3)

This column includes other compensation as indicated below and matching contributions made by the Company for the Named Executive Officer under the Company’s 401(k) plan. The Company’s matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation and are made in shares of the Company’s common stock. The value of the Company’s matching contributions for each executive are indicated below.

(4)	For Mr. Tardugno, “All Other Compensation” for 2012 consists of a $16,742 temporary living and relocation allowance and a 401(k) plan matching contribution of $10,999.

(5)	For Mr. Weaver, “All Other Compensation” for 2012 consists of a 401(k) plan matching contribution of $8,700.

(6)	For Dr. Borys, “All Other Compensation” for 2012 consists of a 401(k) plan matching contribution of $8,250.

(7)	For Mr. Church “All Other Compensation” for 2012 consists of a $22,766 temporary living and relocation allowance.

NARRATIVE DISCLOSURE TO EXECUTIVE SUMMARY COMPENSATION TABLE

Employment Agreements

The Company and Mr. Tardugno entered into an employment agreement, effective September 15, 2011, which superseded the previous employment agreement with Mr. Tardugno and pursuant to which Mr. Tardugno continues to serve as our President and Chief Executive Officer.  Subject to earlier termination pursuant to the terms of the agreement, the initial term of the agreement shall end on January 1, 2016, with automatic one year renewals thereafter, unless either party provides a notice of non-renewal. Mr. Tardugno's employment agreement provides for an initial annual base salary of $412,307, subject to annual adjustment by the Board of Directors of the Company or the Compensation Committee. Mr. Tardugno is also eligible for an annual performance bonus from the Company, pursuant to the Company's management incentive bonus program, or policy or practice of the Board or its Compensation Committee, in effect from time to time. The amount of such bonus will be determined by the Board or its Compensation Committee in its sole and absolute discretion and will not exceed 100% of the then-current base salary except pursuant to a specific finding by the Board or its Compensation Committee that a higher percentage is appropriate. Under the agreement, the Company agreed to grant to Mr. Tardugno, at the time of its usual annual grant to employees, annual stock options to purchase shares of the Company's common stock as the Board or its Compensation Committee shall determine.

In the event, (A) that the Company terminates the agreement other than for "cause" (as defined in the agreement) or (B) Mr. Tardugno terminates the agreement upon the occurrence of:  (i) a material adverse change in his duties or authority; (ii) a situation in which he is no longer at least one of the President or the Chief Executive Officer of the Company; (iii) a bankruptcy filing or similar action by or against the Company; or (iv) another material breach of the Agreement by the Company (each, a "Triggering Event"), Mr. Tardugno will be entitled to receive a severance payment equal to his base annual salary at the time of termination (the "Reference Amount"), payable in accordance with the Company's normal payroll practices and may generally exercise any vested options through the remainder of their original term.

In the event of termination of his employment upon a Triggering Event within two years following a "change in control" (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company's obligation under the agreement, and he terminates his employment, Mr. Tardugno is entitled to a lump sum severance payment equal to the Reference Amount and any previously unvested options granted to Mr. Tardugno and covered by the employment agreement shall immediately vest and become and generally remain fully exercisable through the remainder of their original maximum terms and otherwise in accordance with their respective original terms. The agreement also provides that such severance is payable following a change in control if Mr. Tardugno elects to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. Under the agreement, a "change in control" is deemed to occur: (i) if any person becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the Company's then-outstanding securities; (ii) there is a change in a majority of the directors in office during any twenty-four (24) month period; (iii) the Company engages in a recapitalization, reorganization, merger, consolidation or similar transaction after which the holders of the Company's voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of the Company or the sale or other disposition of substantially all of its assets after which the holders of the Company's voting securities before such sale or disposition do not continue to hold at least 50% of the voting securities of the Company or its successor after such sale or disposition.

In the event that Mr. Tardugno is terminated for cause or is receiving severance payments contemplated under the employment agreement, Mr. Tardugno shall, among other things, not provide any services, directly or indirectly, to any other business or commercial entity in the Company's "Field of Interest" (as such term is defined in his employment agreement), solicit any customers or suppliers of the Company, directly or indirectly, or employ or seek to employ an employee of the Company for a period of two years following the date of termination. In addition, at no time during the term of the employment agreement or thereafter will Mr. Tardugno knowingly make any written or oral untrue statement that disparages the Company.  Mr. Tardugno is also subject to confidentiality provisions in his employment agreement.

In connection with Mr. Weaver’s appointment as Senior Vice President and Chief Financial Officer, the Company and Mr. Weaver entered into an employment offer letter effective July 8, 2011.  Pursuant to the offer letter, Mr. Weaver will receive a starting base salary of $285,000 and will be eligible for an annual bonus, with a target of 40% of his annual base salary, conditioned on his and the Company’s performance against key business objectives.

Mr. Weaver’s employment is “at-will”, however, if the Company terminates Mr. Weaver for any reason other than just cause, or if Mr. Weaver resigns for good reason, the Company will continue to pay Mr. Weaver, subject to his execution of a mutually agreeable general release, his monthly salary and provide him a COBRA benefit payment for up to six months.  The salary and benefit payments will cease at the end of six months and are subject to reduction by the amount of compensation from any new employer if Mr. Weaver obtains other employment during the six month period.  Mr. Weaver was provided a lump sum relocation assistance of $50,000 plus an additional amount for taxes in 2011.

The Company and Dr. Borys entered into an employment offer letter on August 23, 2007, pursuant to which Dr. Borys agreed to serve as the Vice President and Chief Medical Officer of the Company. Under the terms of the offer letter, the Company agreed to pay Dr. Borys an annual starting salary of $270,000, subject to annual review. Dr. Borys is also eligible for an annual bonus, with a target of 35% of his annual base salary, conditioned on his and the Company's performance against key performance objectives, and annual discretionary stock option awards. Dr. Borys' employment with the Company is "at-will"; however, subject to a retention agreement the Company provided to Dr. Borys on February 19, 2013, if the Company terminates Dr. Borys' employment for any reason other than just cause, the Company will pay Dr. Borys a salary continuation and COBRA payment benefit for up to six months. The salary and benefit payments will cease at the end of the six-month period or, if he finds new employment prior to the end of the six month period, the benefit will be reduced by the amount of compensation which he will receive from any new employer.  Also in connection with this retention agreement, Dr. Borys will be entitled to the payment of a retention bonus in the amount of $100,000, provided that he remains actively and continuously employed with the Company for the one-year period through February 19, 2014.  If Dr. Borys’ employment with the Company terminates for any reason, whether by him or by the Company, prior to February 19, 2014, Dr. Borys will not be entitled to receive the retention bonus.

The Company and Mr. Church entered into an employment offer letter on June 15, 2010.  Pursuant to the offer letter, Mr. Church will receive a starting base salary of $250,000 and will be eligible for an annual bonus, with a target of 35% of his annual base salary, conditioned on his and the Company’s performance against key business objectives.  In connection with his promotion to Senior Vice President in July 2011, Mr. Church’s target bonus was increased to 40%.

Mr. Church’s employment is “at-will”; however, if the Company terminates Mr. Church for any reason other than just cause, the Company will pay Mr. Church a salary continuation and COBRA payment benefit for up to six months. The salary and benefit payments will cease at the end of the six month period or if he finds new employment prior to the six month period, the benefit will be reduced by the amount of compensation which he will receive from any new employer.   Effective July 8, 2011, Mr. Church resigned from his position as Vice President and Chief Financial Officer and was appointed Senior Vice President, Corporate Strategy and Investor Relations.

Change in Control Agreements

In November 2011, the Company entered into change in control severance agreements ("CIC Agreements") with each of the Named Executive Officers, to provide severance benefits to these executives should their employment terminate in certain circumstances in connection with a change in control of the Company. The following summary is qualified in its entirety by the provisions of the CIC Agreement.

Under the CIC Agreement, in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his employment for good reason, in either case on or within two years after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to the sum of (1) the executive’s annual base salary and (2) the executive’s target annual bonus for the fiscal year in which the termination occurs.  (For these purposes, the terms “cause,” “good reason” and “change in control” are each defined in the CIC Agreement.) In addition, the Company will pay or reimburse the executive for the cost of the premiums charged to continue health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act and life insurance coverage for the executive and his eligible dependents, in each case for a period of up to one year following the termination. The executive would also be entitled to full acceleration of his then-outstanding equity awards granted to him by the Company. However, as to any equity award agreement that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms.  In the case of options or similar awards, the award would generally remain exercisable for the remainder of the original term of the award (or, in the case of awards that vested after the date of the change in control, for the lesser of 12 months following the last day such award would have been exercisable under the applicable award agreement and the remainder of the original term). The benefits provided under the CIC Agreement are in addition to, and not in lieu of, any severance benefits the executive may be entitled to receive in connection with the termination of his employment under any other agreement with the Company. The executive’s right to benefits under the CIC Agreement is subject to his executing a release of claims in favor of the Company upon the termination of his employment.

Material Terms of Option Grants During 2012

Each of the stock options awarded to the Named Executive Officers in 2012 and reported in the Grants of Plan-Based Awards Table below was granted under, and is subject to, the terms of our 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan is administered by the Compensation Committee, which has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. Under the terms of the 2007 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally terminate, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. The Compensation Committee has discretion to provide for outstanding awards to become vested in connection with a change in control.

Each option granted to the Named Executive Officers in 2012 was granted with a per-share exercise price equal to the closing price of our common stock on the grant date. Each option is scheduled to vest in annual installments over a three-year period, subject in each case to the executive’s continued employment through the applicable vesting date, and has a maximum term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment.

Material Terms of Non-Equity Incentive Awards

For information on the cash incentive awards for each of the Named Executive Officers for 2012, please see the “Incentive Compensation” section of the Compensation Discussion and Analysis above.

ADDITIONAL COMPENSATION DISCLOSURE NARRATIVE

Retirement Benefits

Celsion maintains a defined-contribution plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees over the age of 21. Participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Commencing in the fourth quarter for 2008, the Company began making a matching contribution of 50% of an employee’s deferral under the plan up to a maximum of 6% of the employee’s base compensation. The match is paid for in Common Stock, which vests over a period of four years from the employee’s date of hire.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the incentive awards granted to the Named Executive Officers during 2012.  Each of the equity awards reported in the table below was granted under our 2007 Stock Incentive Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Michael H. Tardugno	2/22/2012	33,000	$2.06	$47,850
	6/15/2012	87,000	$2.05	$130,500

Gregory Weaver	2/27/2012	13,750	$2.09	$19,938
	6/15/2012	36,250	$2.05	$54,375

Nicholas Borys	2/22/2012	13,750	$2.06	$19,938
	6/15/2012	36,250	$2.05	$54,375

Jeffrey W. Church	2/27/2012	13,750	$2.09	$19,938
	6/15/2012	36,250	$2.05	$54,375

(1)

The amounts reported as the grant date fair value reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements.  For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote 1 to the Summary Compensation Table.

2012 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table summarizes the unexercised stock options held by each of the Named Executive Officers as of December 31, 2012.  None of the Named Executive Officers held any other outstanding stock awards as of that date.

		Option Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael H. Tardugno	1/3/2007	430,000	–		$2.42	1/3/2017
	2/19/2008	75,000	–		$5.50	2/19/2018
	1/19/2009	75,000	–		$2.72	1/19/2019
	2/19/2010	56,669	28,313	(1)	$2.94	2/19/2020
	2/25/2011	60,000	120,000	(1)	$2.49	2/25/2021
	2/22/2012	–	33,000	(1)	$2.06	2/22/2022
	6/15/2012	–	87,000	(1)	$2.15	6/15/2022

Gregory Weaver	8/15/2005	1,666	–		$5.70	8/15/2015
	3/13/2006	1,838	–		$4.08	3/13/2016
	3/22/2007	12,500	–		$4.16	3/22/2017
	3/14/2008	16,741	–		$5.47	3/14/2018
	1/19/2009	18,516	–	(1)	$2.72	1/19/2019
	2/19/2010	16,533	8,333	(1)	$2.94	2/19/2020
	2/25/2011	16,667	33,333	(1)	$2.49	2/25/2020
	7/8/2011	22,500	52,500	(2)	$3.46	7/8/2021
	2/27/2012	–	13,750	(1)	$2.09	2/27/2022
	6/15/2012	–	36,250	(1)	$2.15	6/15/2022

Nicholas Borys	9/24/2007	75,000	–		$6.10	9/24/2017
	2/19/2008	35,000	–		$5.50	2/19/2018
	1/19/2009	35,000	–		$2.72	1/19/2019
	2/19/2010	26,667	13,333	(1)	$2.94	2/19/2020
	2/25/2011	23,334	46,666	(1)	$2.49	2/25/2021
	2/27/2012	–	13,750	(1)	$2.06	2/22/2022
	6/15/2012	–	36,250	(1)	$2.15	6/15/2022

Jeffrey W. Church	7/6/2010	50,000	50,000	(3)	$3.39	7/1/2020
	2/25/2011	23,334	46,666	(1)	$2.49	2/25/2021
	2/27/2012	–	13,750	(1)	$2.09	2/27/2022
	6/15/2012	–	36,250	(1)	$2.15	6/15/2022

Notes:

(1)	These stock options vest in three annual installments commencing on the first anniversary of the date of grant.

(2)	This stock option vests over four years, with 12.5% of the option vesting on January 1, 2012 and an additional 6.25% of the option vesting each quarter thereafter.

(3)	This stock option vests in four annual installments commencing on the first anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED

During 2012, Mr. Church received 25,000 shares of Common Stock upon vesting of a stock award granted in 2010.  The value of these shares was $76,750 as determined based on the closing price of the shares on the date of receipt. No other Named Executive Officer exercised options or vested in any stock from an award in 2012. However, during 2012, Mr. Weaver transferred 30,862 of his options with a value of $117,833 (determined based on the difference between the closing price of the shares on the date of transfer and the exercise price of the applicable option) pursuant to a domestic relations order.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described above under “Narrative Disclosure to Executive Compensation Tables,” the Company has entered into agreements with each of the Named Executive Officers that provides benefits that may become payable to the executives in connection with a termination of their employment.  The Company has also entered into agreements with each of the Named Executive Officers that provides benefits that may become payable to the executives in connection with a change in control of the Company.  If in the event the Named Executive Officer is entitled to receive severance benefits in connection with a termination of employment under both their severance agreement and their change in control agreement, the executive shall be entitled to receive the benefits from both agreements.  The first table below indicates the benefits that would be payable to each executive if a termination of employment in the circumstances described above had occurred on December 31, 2012 outside of a change in control.  The second table below indicates the benefits that would be payable to each executive if a change in control of the Company and such a termination of employment had occurred on that date.

 Severance Benefits (Outside of a Change in Control)

Name	Cash Severance	Continuation of Health/Life Benefits	Equity Acceleration(1)	Total
Michael H. Tardugno	$424,676	$19,836	$–	$444,512
Gregory Weaver	$145,000	$10,254	$–	$155,254
Nicholas Borys	$158,029	$10,254	$–	$168,283
Jeffrey W. Church	$131,969	$10,254	$–	$142,223

Change of Control Severance Benefits

Name	Cash Severance	Continuation of Health/Life Benefits	Equity Acceleration(1)	Total
Michael H. Tardugno	$849,352	$19,836	$1,560,508	$2,429,696
Gregory Weaver	$406,000	$10,254	$741,148	$1,157,402
Nicholas Borys(2)	$426,678	$10,254	$639,233	$1,076,165
Jeffrey W. Church	$356,316	$10,254	$808,822	$1,175,392

1)

This column reports the intrinsic value of the unvested portions of the executive’s equity awards that would accelerate if the executive’s employment had terminated on December 31, 2012 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $8.19 (the closing price of the Company’s common stock on the last trading day of fiscal year 2012) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

2)

Subject to a retention agreement the Company provided to Dr. Borys on February 19, 2013, if the Company terminates Dr. Borys' employment for any reason other than just cause, the Company will pay Dr. Borys a salary continuation and COBRA payment benefit for up to six months. The salary and benefit payments will cease at the end of the six-month period or, if he finds new employment prior to the six month period, the benefit will be reduced by the amount of compensation which he will receive from any new employer.  Also in connection with this retention agreement, Dr. Borys will be entitled to the payment of a retention bonus in the amount of $100,000, provided that he remains actively and continuously employed with the Company for the one-year period through February 19, 2014.  If Dr. Borys’ employment with the Company terminates for any reason, whether by him or by the Company, prior to February 19, 2014, Dr. Borys will not be entitled to receive the retention bonus.

PROPOSAL NO. 2:  ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

Our executive compensation program is guided by the principle that the compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features are described in more detail in the Compensation Discussion and Analysis and include the following:

●

A significant amount of the executives’ compensation is at-risk.  For fiscal year 2012, approximately 50% of Mr. Tardugno’s target total direct compensation was performance-based and/or linked to the value of the Company’s stock price.

●

Executives’ bonuses under our annual incentive program are principally based on the achievement of specific performance objectives established at the beginning of the fiscal year by the Compensation Committee.

●

Executives’ equity awards are granted in the form of stock options that help to align the executives’ interests with those of our stockholders as the options will not have value unless there is appreciation in the Company’s stock price after the option is granted.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the annual meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required

Approval of this Proposal No. 2 requires the affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL NO. 3:  ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, the Company’s stockholders are being provided the opportunity to cast an advisory non-binding vote on the Company’s executive compensation program.

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual stockholder meetings (or special stockholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have future advisory votes on executive compensation every year, every two years or every three years.

The Company believes that advisory votes on executive compensation should be conducted every three years, consistent with our long-term approach to executive compensation. We believe the Company maintains a consistent compensation philosophy designed to align executives’ interests with those of stockholders and that a triennial vote will provide stockholders sufficient time to evaluate the effectiveness of our executive compensation program in relation to the Company’s long-term business results. A triennial vote will also give the Board of Directors sufficient time to engage with stockholders to understand advisory vote results, respond to stockholders’ feedback about Company pay practices, and implement any necessary changes to our executive compensation program.

This proposal is advisory only and will not be binding on the Company, the Board of Directors or the Compensation Committee.  Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the Company’s executive compensation program.

In voting on this proposal, stockholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS (AS OPPOSED TO EVERY ONE YEAR OR EVERY TWO YEARS).

PROPOSAL NO. 4:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Stegman & Company ("Stegman") as the independent registered public accounting firm of the Company to audit its financial statements for the fiscal year ending December 31, 2013, and the Board requests stockholder ratification of such selection. Stegman has served as the Company's independent accountants since 1993 and has advised the Company that neither Stegman nor any of its members has, or has had in the past three years, any financial interest in the Company or any relation to the Company other than as auditors and accountants.

Representatives of Stegman are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES

The following table presents fees as invoiced for professional audit services rendered by Stegman and Company for the audit of the Company's annual financial statements and review of financial statements included in the Company's Forms 10-Q for the fiscal years ended December 31, 2012 and December 31, 2011, and fees for other services rendered by Stegman during those periods:

	2012		2011
FEE CATEGORY	AMOUNT	% OF TOTAL	AMOUNT	% OF TOTAL
Audit Fees	$114,500	74%	$86,500	76%
Audit Related Fees	31,250	20	10,850	10
Tax Fees	8,875	6	16,000	14
All Other Fees	–	–	–	–
Total Fees	$154,625	100	$113,350	100

Audit fees consist of fees for professional services rendered by Stegman and Company for the audit of the Company's annual financial statements and for reviews of the quarterly financial statements included in the Company's Forms 10-Q. Tax fees consist of fees for preparation of the Company's federal and state tax returns. Audit related fees pertain to the work performed during the Company's equity offerings in 2012 and 2011. All other fees consist of fees for attendance at the Company's annual meetings, review of registration statements and similar matters.

SERVICES BY EMPLOYEES OF STEGMAN & COMPANY

No part of Stegman's engagement to audit the Company's financial statements for the year ended December 31, 2012 was attributable to work performed by persons other than Stegman's full-time, permanent employees.

AUDIT COMMITTEE POLICY ON APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the policy of the Audit Committee to pre-approve all audit and permissible non-audit services provided by the Company's independent accountants, in accordance with rules prescribed by the SEC. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is based on a written proposal, accompanied by a cost estimate and estimated budget. The Audit Committee has delegated to its Chairman the authority to pre-approve audit and non-audit services with an estimated cost of up to $25,000, provided the exercise of such authority is reported to the Audit Committee at its next regular meeting. The Audit Committee reserves the right, from time to time, to delegate pre-approval authority to other of its members, so long as such members are independent directors.  All of the services of Stegman and Company during 2012 and 2011 were approved by the Audit Committee in accordance with its pre-approval policy and the approval requirements of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF STEGMAN AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2013.

Stockholder ratification of the selection of Stegman as the Company's independent registered public accounting firm is not required by the Company's Bylaws or other applicable legal or regulatory requirements. However, the Board, upon the recommendation of the Audit Committee, is submitting the selection of Stegman to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Stegman, the Audit Committee will reconsider whether or not to retain that firm, or whether to retain a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL NO. 5:  GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF

DIRECTORS TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED,

TO EFFECT, AT ANY TIME ON OR PRIOR TO THE DATE OF

THE 2014 ANNUAL MEETING OF STOCKHOLDERS, A REVERSE STOCK SPLIT

AT AN EXCHANGE RATIO WITHIN THE SPECIFIED RANGE

AND TO SET THE NUMBER OF AUTHORIZED SHARES EFFECTIVE IMMEDIATELY AFTER

THE REVERSE STOCK SPLIT AT 75,000,000 SHARES

Overview

The Board of Directors has determined that it is advisable and in the best interests of the Company and our stockholders that the Board of Directors be granted the discretionary authority to effect a reverse stock split of the outstanding shares of our Common Stock, at any time on or prior to the date of the 2014 Annual Meeting of Stockholders, at an exchange ratio set by the Board of Directors within the range of exchange ratios between two-for-one and nine-for-two (the “Reverse Split”) and to set the number of authorized shares effective immediately after the reverse split at 75,000,000 shares.

The Board of Directors strongly believes that the Reverse Split and setting the number of authorized Shares effective immediately after the Reverse Split at 75,000,000 are necessary for the following reasons:

1.

To maintain our listing on The NASDAQ Capital Market: Should the closing bid price of our Common Stock fall below $1.00 per share for 30 consecutive trading days, the Company would be subject to the risk of delisting from The NASDAQ Capital Market and our Common Stock would therefore mostly likely be traded on the Over-The-Counter Bulletin Board (OTCBB) or other small trading markets such as pink sheets.

2.	To provide the Company with resources and flexibility with respect to its capital sufficient to execute our business plans and strategy.

Accordingly, the Board of Directors adopted a resolution proposing an amendment to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), to effect the Reverse Split and directed that it be submitted for approval at the Annual Meeting in light of the time and expense that would otherwise be required to convene a special meeting for consideration of the proposed amendment at a later time. The form of the proposed certificate of amendment to the Certificate of Incorporation (the “Certificate of Amendment”) is attached to this Proxy Statement as Appendix A.

If this Proposal No. 5 is approved by our stockholders, the Board of Directors would be granted the authority, in its sole discretion and without the need for any further action on the part of our stockholders, to effect the Reverse Split at any time on or prior to the date of our 2014 Annual Meeting of Stockholders and to set an appropriate exchange ratio, within the specified range of exchange ratios, that the Board of Directors determines is advisable and in the best interests of the Company and our stockholders. Stockholders are being asked to grant the Board of Directors discretion to effect the Reverse Split within a range of exchange ratios, rather than an immediate implementation of the Reverse Split at a single exchange ratio, in order to provide the Board of Directors with the flexibility necessary to achieve the desired results of the Reverse Split under changing market conditions. Accordingly, notwithstanding stockholder approval of the Certificate of Amendment, the Board of Directors may elect, in its sole discretion, not to effect the Reverse Split if it determines that it is advisable and in the best interests of the Company and our stockholders to do so.

Failure to approve Proposal 5 could have serious adverse results for, and effects on, the Company. If the Company is delisted and is required to be traded on the OTCBB or other small trading markets such as pink sheets, our stock could be thinly traded as a microcap or penny stock and adversely decrease to nominal levels of trading, thereby being avoided by both retail and institutional investors.  Also, without a reasonable amount of authorized shares available to the Company for issuance, we may not have the ability to raise additional capital, establish strategic relationships with other companies or expand the Company’s business or product lines through acquisition.

Following stockholder approval of this Proposal No. 5, if the Board of Directors determines that it is advisable and in the best interests of the Company and our stockholders to proceed with the Reverse Split, the number of issued and outstanding shares of our Common Stock would be reduced in accordance with the exchange ratio determined by the Board of Directors, within the specified range of exchange ratios, effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Reverse Split would affect all holders of our outstanding Common Stock uniformly and would not affect any stockholder’s percentage ownership or proportionate voting and other rights in our Common Stock, except for adjustments that might result from the treatment of fractional shares as described below. Pursuant to the Certificate of Amendment, the number of authorized shares of our Common Stock would be set at 75,000,000 shares and the par value of our Common Stock would remain unchanged at $0.01 per share.

Outstanding Shares

Our certificate of incorporation currently authorizes us to issue a maximum of 75,000,000 shares of common stock, par value $0.001 per share, and 100,000 shares of preferred stock, $0.001 par value per share.

As of June 3, 2013, the Company had 61,154,295 shares of common stock issued and outstanding and 240,124 authorized shares of common stock remaining and unused. The Board of Directors wishes to increase the number of unused authorized common shares by keeping the authorized shares at 75,000,000 and decreasing the outstanding shares through the Reverse Split.  This increase in unused authorized common shares will provide the Company greater flexibility with respect to the Company’s capital structure as the need may arise from time to time.  Except for the conversion or exercise of outstanding convertible or exercisable securities (which conversion or exercise would be at the option of the respective holders), the Company currently has no plans, proposals, arrangements or understandings to issue any of its authorized but unissued shares of our Common Stock. However, it is possible that some of the additional authorized shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, establishing strategic relationships with other companies, expanding the Company’s business or product lines through the acquisition of other businesses or products and providing equity incentives to employees, officers or directors.

The table below illustrates the effect of the Reverse Split at each specified exchange ratio on the number of shares of our Common Stock that would be issued and outstanding, authorized and reserved for issuance and authorized and unreserved for issuance based on our capitalization as of June 3, 2013:

	Shares Issued and Outstanding	Shares Authorized and Reserved for Issuance	Shares Authorized and Unreserved for Issuance	Total Authorized (1)
As of June 3, 2013	61,154,295	13,605,581	240,124	75,000,000
2-for-1 Reverse Split	30,577,147	9,935,036	34,487,817	75,000,000
3-for-1 Reverse Split	20,384,765	6,623,357	47,991,878	75,000,000
7-for-2 Reverse Split	17,472,655	5,677,163	51,850,182	75,000,000
4-for-1 Reverse Split	15,288,573	4,967,518	54,743,909	75,000,000
9-for-2 Reverse Split	13,589,843	4,415,571	56,994,586	75,000,000

Reasons for the Reverse Split

The primary reason for the Reverse Split is to allow us to attempt to increase the bid price of our Common Stock by reducing the number of outstanding shares of our Common Stock. To continue listing on The NASDAQ Capital Market, we must comply with the applicable listing requirements under NASDAQ Marketplace Rules, which requirements include, among others, a minimum bid price of at least $1.00 per share. The closing bid price of our Common Stock on The NASDAQ Capital Market was below the $1.00 threshold each day for 21 consecutive business days from April 8, 2013 through May 6, 2013. Under NASDAQ Marketplace Rules, a failure to meet the continued listing requirement for minimum bid price would be determined to exist if the deficiency were to continue for a period of 30 consecutive business days. Upon such failure, The NASDAQ Capital Market would notify and provide the Company with a period of 180 calendar days to regain compliance.

The Board of Directors has considered the potential harm to us if such deficiency were to occur and we were not able to regain compliance, which would result in our Common Stock being delisted from The NASDAQ Capital Market. If our Common Stock were delisted from The NASDAQ Capital Market, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules regarding “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

The Board of Directors believes that a Reverse Split is a potentially effective means for us to maintain compliance with NASDAQ Marketplace Rules and to avoid, or at least mitigate, the likely adverse consequences of our Common Stock being delisted from The NASDAQ Capital Market by producing the immediate effect of increasing the bid price of our Common Stock.

Upon effectiveness of the Reverse Split, the number of shares of our Common Stock that are authorized and unissued will increase relative to the number of issued and outstanding shares. Except for the conversion or exercise of outstanding convertible or exercisable securities (which conversion or exercise would be at the option of the respective holders), the Company currently has no plans, proposals, arrangements or understandings to issue any of its authorized but unissued shares of our Common Stock. However, it is possible that some of these additional authorized shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed.

Procedure for Affecting the Reverse Split

If our stockholders approve this Proposal No. 5, the Board of Directors could decide at any time on or prior to the date of the 2014 Annual Meeting of Stockholders to effect the Reverse Split based on a determination that the Reverse Split is then advisable and in the best interests of the Company and our stockholders. Such determination would be based upon consideration of many factors, including existing and expected marketability and liquidity of our Common Stock, prevailing market and industry conditions and the likely effect on the market price of our Common Stock and our compliance with NASDAQ Marketplace Rules. In determining the actual timing of the filing of the Certificate of Amendment and selecting an appropriate exchange ratio within the range of specified exchange ratios, the Board of Directors would examine the historical and projected price performance of our Common Stock, the expected bid price and trading volume of our Common Stock over the short- and long-term following the effectiveness of the Reverse Split and the potential devaluation of our market capitalization as a result of the Reverse Split. Even with stockholder approval of this Proposal No. 5, and without the need for further action by our stockholders, the Board of Directors may delay the implementation of the Reverse Split up until the 2014 Annual Meeting of Stockholders and may abandon the Reverse Split at any time prior to the filing of the Certificate of Amendment. If the Reverse Split is not effected on or prior to the date of the 2014 Annual Meeting of Stockholders, the authority granted to the Board of Directors to effect the Reverse Split would expire and be without any further effect.

If our stockholders approve this Proposal No. 5 and the Board of Directors determines that it is advisable and in the best interests of the Company and our stockholders to proceed with the Reverse Split, the Certificate of Amendment would be filed with the Secretary of State of the State of Delaware. As of the filing date of the Certificate of Amendment (the “Effective Date”), the outstanding shares of our Common Stock would be combined and converted into a lesser number of shares of Common Stock calculated in accordance with the exchange ratio set by the Board of Directors, within the specified range of potential exchange ratios, and without further action on the part of the Company and our stockholders. For instance, if a stockholder presently holds 90 shares of our Common Stock, the stockholder would hold 20 shares of our Common Stock following a Reverse Split affected at an exchange ratio of nine-for-two.

Fractional Shares

Any fractional share resulting from the Reverse Split would be rounded down to the nearest whole share, and any stockholder who would otherwise be entitled to receive a fractional share due to holding a number of shares not evenly divisible by the exchange ratio set by the Board of Directors, within the specified range of potential exchange ratios, would receive cash in lieu of a fractional share. The cash amount to be paid to each stockholder would equal the stockholder’s fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing sale price of our Common Stock on The NASDAQ Capital Market on the trading day immediately prior to the Effective Date. Such cash payment is subject to applicable tax and abandoned property or escheat laws. In addition, stockholders are not entitled to receive interest for the period of time between the Effective Date and the date on which stockholders receive payment.

Record and Beneficial Stockholders

After the Effective Date, our Common Stock would have a new committee on uniform securities identification procedures (“CUSIP”) number, a number used to identify our Common Stock. Stock certificates with the old CUSIP number would need to be exchanged for stock certificates with the new CUSIP number.

After the Reverse Split, stockholders of record holding some or all of their shares of our Common Stock electronically in book-entry form under the direct registration system for securities would receive a transaction statement at their address of record indicating the number of shares of our Common Stock they held after the Reverse Split. Stockholders of record holding all of their shares in certificate form, or a combination of certificate and book-entry form, would receive transmittal letters from our transfer agent, American Stock Transfer & Trust Company, LLC (the “Transfer Agent”), as soon as practicable after the Effective Date. The letters of transmittal would contain instructions on how the stockholders of record must surrender the certificates representing the pre-Reverse Split shares to the Transfer Agent to be exchanged for stock certificates representing post-Reverse Split shares. Any stockholders of record entitled to a cash payment in lieu of an interest in a fractional share would receive a check by U.S. mail delivered to their address of record as soon as practicable after the Effective Date.

Stockholders holding our Common Stock in “street name,” through a brokerage firm, bank, broker-dealer or other nominee, would be treated in the same manner as stockholders of record whose shares are held in their names with the Transfer Agent. However, stockholders should contact their brokerage firm, bank, broker-dealer or other nominee for more information regarding their particular procedures for processing the Reverse Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Effects of the Reverse Split

Effect on Series A 0% Convertible Preferred Stock, Warrants, Stock Options and Equity Plans

Based on the Reverse Split exchange ratio selected by the Board of Directors, within the specified range of potential exchange ratios, proportionate adjustments would also be made to the per share conversion price or exercise price, as the case may be, and the number of shares issuable upon the conversion or exercise of all of our outstanding Series A 0% Convertible Preferred Stock, warrants, options and any other similar rights or securities entitling their holders to purchase or obtain shares of our Common Stock. In addition, the number of shares of our Common Stock reserved for issuance under our equity compensation plans would be reduced by the exchange ratio selected by the Board of Directors for the Reverse Split.

Effect on Par Value and Accounting

Following the Reverse Split, the par value per share of our Common Stock would remain at $0.01 per share. Total stockholders’ equity would remain unchanged. Net loss per share and net book value per share would be increased as a result of the Reverse Split since fewer shares of our Common Stock would be outstanding. All share and per share information in our financial statements would be restated to reflect the Reverse Split for all periods presented in filings after the Effective Date with the SEC and The NASDAQ Capital Market.

Certain Other Effects

After the Reverse Split, we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and outstanding shares of our Common Stock would remain fully paid and non-assessable. Our Common Stock would continue to be reported on The NASDAQ Capital Market under the symbol “CLSN,” although it is likely that NASDAQ would add the letter “D” to the end of the trading symbol for a period of twenty trading days after the Effective Date to indicate that the Reverse Split had occurred. We would make all necessary filings with NASDAQ as required by SEC Rule 10b-17.

Potential Negative Effects of the Reverse Split

The immediate effect of the Reverse Split would be to reduce the number of shares of our outstanding Common Stock and to increase the bid price of our Common Stock. However, we cannot guarantee that the Reverse Split would lead to an increase in the bid price of our Common Stock in proportion to the reduction in the number of shares of our outstanding Common Stock or result in a permanent increase in the bid price of our Common Stock. Indeed, because the bid price of our Common Stock depends on our performance, prospects, general market conditions and other factors unrelated to the number of shares of our Common Stock outstanding at any given time, the bid price of our Common Stock might decline after the Reverse Split (perhaps by an even greater percentage than would have occurred in the absence of the Reverse Split). As a result, we might still be at risk for adverse consequences associated with lower-priced stocks generally.

We cannot assure you that the Reverse Split would have the desired effect of maintaining compliance with NASDAQ Marketplace Rules and our Common Stock would not become subject to the risk of being delisted. Furthermore, the Reverse Split would make it more difficult for us to meet certain other requirements for continued listing on The NASDAQ Capital Market, including rules related to the minimum number of shares that must be in the public float, the minimum market value of the public float and the minimum number of round lot holders. Our Common Stock might experience reduced liquidity and trading volume due to the availability of fewer shares for trading after the Reverse Split and certain investors could still consider the bid price of our Common Stock to be too low, including investors with express policies prohibiting transactions involving lower-priced stocks or investors who are reluctant to incur transaction costs that represent a higher percentage of the stock price of lower-priced stocks than of higher-priced stocks. In addition, customers, suppliers or employees might consider a company with a low stock price and reduced liquidity and trading volume as risky and might accordingly be less likely to transact business with us.

The Reverse Split might also produce other negative effects. Investors might consider the increased proportion of unissued authorized shares to issued shares to have an anti-takeover effect under certain circumstances, since the proportion allows for dilutive issuances which could prevent certain stockholders from changing the composition of the Board of Directors or render tender offers for a combination with another entity more difficult to successfully complete. The Board of Directors does not intend for the Reverse Split to have any anti-takeover effects and has no current plan or intention to issue the additional shares of authorized and unissued Common Stock that would become available as a result of the Reverse Split. The Board of Directors does not intend for the Reverse Split to be part of a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act.

Certain stockholders might be adversely affected disproportionately by the Reverse Split. Some of our smaller stockholders might be eliminated since no fractional shares would be issued. Other stockholders might end up owning “odd-lots” of less than 100 shares as a result of the Reverse Split, which would likely result in brokerage commissions and other transaction costs that are higher than the costs associated with transactions in even multiples of 100 shares.

Risk Factors

We cannot predict how the immediate effects and potential negative effects of the Reverse Split might interact with other risks and uncertainties that affect our business, financial condition and results of operations, as described in our quarterly report on Form 10-Q for the quarter ended March 31, 2013 under the caption “Risk Factors.” You should review the information in our quarterly report on Form 10-Q for the quarter ended March 31, 2013 under the caption “Risk Factors” before voting on this proposal.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, our stockholders are not entitled to appraisal rights with respect to the Reverse Split, and we would not independently provide our stockholders with such rights if the Reverse Split is affected.

Certain United States Federal Income Tax Consequences of the Reverse Split

The following is only a summary of certain United States federal income tax consequences of the Reverse Split and is for general information purposes only.  This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations.  Furthermore, this summary does not consider the United States federal income tax consequences to our stockholders in light of their individual circumstances or to stockholders subject to special treatment under the federal income tax laws and does not address any consequences of the Reverse Split under any state, local or foreign tax laws.  This summary assumes that the pre-Reverse Split shares are held as capital assets.

THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

We believe that, except with respect to cash payments for fractional shares, our stockholders should generally recognize no gain or loss for United States federal income tax purposes as a result of the Reverse Split.  A stockholder’s aggregate tax basis in shares of our Common Stock held by such stockholder immediately following the Reverse Split should be the same as such stockholder’s aggregate tax basis in shares of our Common Stock representing the same equity interest in the Company immediately prior to the Reverse Split.  The holding period of the post-Reverse Split shares should include the period during which the pre-Reverse Split shares were held.

Depending on the individual stockholder’s circumstances, a stockholder receiving cash in lieu of a fractional share could recognize gain or loss equal to the difference, if any, between the amounts of cash received and the stockholder’s tax basis in the fractional share.  Alternatively, in certain circumstances, a stockholder receiving cash in lieu of a fractional share could be treated as having received a distribution from the Company that could be characterized as a dividend for United States federal income tax purposes.

We would not recognize any gain or loss as a result of the Reverse Split.

This summary reflects only our beliefs regarding the tax consequences of the Reverse Split and is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that either would accept the positions expressed above.  Furthermore, the state, local and foreign tax consequences of the Reverse Split might vary significantly for each stockholder, depending on where such stockholder resides.

Interests of the Board

No member of the Board of Directors has a substantial interest, directly or indirectly, in the matters set forth in this Proposal No. 5, except to the extent of each member’s ownership of shares of our Common Stock or options or warrants to purchase shares of our Common Stock.

Vote Required for Approval

The affirmative vote of the holders of a majority of our shares of Common Stock outstanding at the record date will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE FOR THE GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY, AS AMENDED, TO EFFECT, AT ANY TIME ON OR PRIOR TO THE DATE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS, A REVERSE STOCK SPLIT AT AN EXCHANGE RATIO WITHIN THE SPECIFIED RANGE AND TO SET THE NUMBER OF AUTHORIZED SHARES EFFECTIVE IMMEDIATELY AFTER THE REVERSE STOCK SPLIT AT 75,000,000 SHARES.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR

THE 2014 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wants the Company to include a proposal in the Company's proxy statement for presentation at our 2014 Annual Meeting of Stockholders in accordance with Rule 14a-8 promulgated by the SEC under the Exchange Act, the proposal must be received by the Company no later than February 7, 2014. Such proposals should be directed to Celsion Corporation, 997 Lenox Drive, Lawrenceville, NJ 08648, Attention: Celsion Corporate Secretary.

A stockholder may also nominate directors or have other business brought before the 2014 annual meeting by submitting the nomination or proposal to the Company, not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th calendar day, in advance of the anniversary of the 2013 Annual Meeting of Stockholders; provided, however, in the event that the date of the 2014 Annual Meeting of Stockholders is more than thirty calendar days before or more than thirty calendar days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th calendar day in advance of such date of annual meeting and not later than the close of business on the later of the 90th calendar day in advance of such date of annual meeting or the 10th calendar day following the date on which public announcement of the date of the meeting is first made. The nomination or proposal must be delivered to the Company's executive offices at 997 Lenox Drive, Suite 100, Lawrenceville, NJ 08648, Attention: Corporate Secretary no earlier than March 21, 2014 and no later than April 21, 2014. Any stockholder considering submitting a nominee or proposal for action at our 2014 annual meeting is directed to the Company's Bylaws, which contain additional requirements as to submission of nominations for directors or proposals for stockholder action. Copies of the Bylaws may be obtained upon request to the Company's Corporate Secretary. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

June 7, 2013	By Order of the Board of Directors

Jeffrey W. Church
Jeffrey W. Church Corporate Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

CELSION CORPORATION

Celsion Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:  The name of the Corporation is Celsion Corporation.

SECOND:  The original Certificate of Incorporation of the Corporation (formerly known as Celsion (Delaware) Corporation) was filed with the Secretary of State of the State of Delaware on May 17, 2000, a Certificate of Ownership and Merger was thereafter filed with the Secretary of State of the State of Delaware on August 17, 2000, and certificates of Amendment of Certificate of Incorporation were thereafter filed with the Secretary of State of the State of Delaware on June 5, 2001, November 8, 2002, May 25, 2004, February 27, 2006 and July 1, 2009, respectively (the “Certificate of Incorporation”).  A Certificate of Designation of Preferences, Rights and Limitations of Series A 0% Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on February 25, 2013.

THIRD:  The amendments to the Certificate of Incorporation below have been duly adopted by the board of directors of the Corporation and the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon at the 2013 annual meeting of stockholders of the Corporation held on July 19, 2013 pursuant to Sections 141 and 242 of the DGCL.

FOURTH:  The Certificate of Incorporation is hereby amended by deleting the text of the first paragraph of Article Fourth thereof and substituting the following two paragraphs therefor.

“Effective upon the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Date”), each [TWO (2) UP THROUGH FOUR AND A HALF (4 1/2)] shares of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Date (the “Old Shares”) shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (as defined below) (the “Reverse Stock Split”).  No fractional shares shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holder of any such fractional share an amount in cash equal to such fraction multiplied by the closing sale price of the Company’s common stock on The NASDAQ Capital Market on the trading day immediately before the Effective Date.  Each stock certificate representing the Old Shares immediately prior to the Effective Date shall thereafter represent that number of whole shares of Common Stock outstanding after the Effective Date into which the Old Shares represented by such certificate shall have been combined.  Each holder of record of a stock certificate or certificates representing the Old Shares shall receive, upon surrender of such certificate or certificates, a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split or, at the discretion of the Corporation and unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates representing the number of whole shares of Common Stock to which such holder is entitled pursuant to the Reverse Stock Split.  The shares of Common Stock issued in connection with the Reverse Stock Split shall have the same rights, preferences and privileges as the Old Shares.

Immediately after the effectiveness of the Reverse Stock Split, the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be Seventy-Five Million One Hundred Thousand (75,100,000) shares, consisting of (i) Seventy-Five Million (75,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) One Hundred Thousand (100,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

IN WITNESS WHEREOF, Celsion Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer on this           day of           .

Michael H. Tardugno
President and Chief Executive Officer

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

SHARES

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Dr. Max E. Link 02 Mr. Michael H. Tardugno

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	1 year	2 years	3 years	Abstain
3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4. and 5.:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000181104_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Forms 10-K and 10-K/A, Notice and Proxy Statement is/are available at www.proxyvote.com .

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CELSION CORPORATION

The undersigned stockholder of Celsion Corporation (the "Company") hereby appoints Michael H. Tardugno and Jeffrey W. Church, and each of them, as proxies, with full power of substitution in each of them, for and in the name of the undersigned, to represent the undersigned and vote, as designated below, all shares of the Common Stock of the Company which the undersigned is entitled to vote on all matters, except as specifically indicated below, at the Annual Meeting of the Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on Friday, July 19, 2013 at the Harvard Club of New York, 35 West 44th Street, New York, NY 10036, or at any adjournment or postponement thereof. The undersigned hereby revokes any and all previous proxies with respect to the matters covered by this proxy and the voting of such shares at the Annual Meeting and acknowledges receipt of Notice of the Annual Meeting and the Proxy Statement in connection therewith (the terms of each of which are incorporated by reference herein).

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2, '3 YEARS' PROPOSAL NO. 3, 'FOR' PRPOSAL NO. 4 AND NO. 5 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO OTHER MATTERS.

0000181104_2 R1.0.0.51160

Continued and to be signed on reverse side